Exhibit 10.50
Loan Number: 8000113
EXECUTION VERSION

TERM LOAN AGREEMENT
Dated as of July 1, 2011
by and among
MHC OPERATING LIMITED PARTNERSHIP,
as Borrower,
EQUITY LIFESTYLE PROPERTIES, INC.,
as Parent,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.6.,
as Lenders,
WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger
and
Sole Bookrunner,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

-i-

-ii-

SCHEDULE I	Commitments
SCHEDULE A	Acquired Assets
SCHEDULE 1.1.	Qualifying Unencumbered Properties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(h)	Litigation
SCHEDULE 9.10.	Transactions with Affiliates

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Term Note
EXHIBIT G	Form of Transfer Authorizer Designation Form
EXHIBIT H	Form of Opinion of Counsel
EXHIBIT I	Form of Compliance Certificate

-iii-

     THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of July 1, 2011 by and among MHC OPERATING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Illinois (the “Borrower”), EQUITY LIFESTYLE PROPERTIES, INC., a corporation formed under the laws of the State of Maryland (the “Parent”), WELLS FARGO SECURITIES, LLC, as Sole Lead Arranger and Sole Bookrunner (the “Arranger”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”), BANK OF AMERICA, N.A., as Syndication Agent (the “Syndication Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).
     WHEREAS, the Borrower intends to acquire (the “Acquisition”) certain assets set forth on Schedule A attached hereto and assets related thereto (collectively, the “Acquired Assets”) pursuant to that certain (a) Purchase and Sale Agreement dated May 31, 2011 (the “Property Purchase Agreement”), by and among the entities listed as “Sellers” on the signature pages thereto and the Borrower, as purchaser and (b)  Purchase and Sale Agreement [Home and Home Loans] dated May 31, 2011 (the “Inventory/Loan Purchase Agreement” and collectively with the Property Purchase Agreement, the “Purchase Agreements”), by and among MH Financial Services, L.L.C., Hometown America Management, L.L.C., Hometown America Management, L.P. and Hometown America Management Corp., as sellers, and Realty Systems, Inc. and the Borrower, as purchasers; and
     WHEREAS, to finance a portion of the cost of the Acquisition, the Lenders desire to make available to the Borrower term loans in the aggregate amount of $200,000,000, on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
Article I. Definitions
Section 1.1. Definitions.
     In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
     “Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
     “Accommodation Obligations” as applied to any Person, means any obligation, contingent or otherwise, of that Person in respect of which that Person is liable for any Indebtedness or other obligation or liability of another Person, including without limitation and without duplication (a) any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received and (b) any obligation of such Person arising through such Person’s status as a general partner of a general or limited partnership with respect to any Indebtedness, obligation or liability of such general or limited partnership.

     “Acquired Assets” has the meaning given that term in the first “WHEREAS” clause of this Agreement.
     “Acquisition” has the meaning given that term in the first “WHEREAS” clause of this Agreement.
     “Additional Costs” has the meaning given that term in Section 4.1.(b).
     “Adjusted EBITDA” means, for any given period, (a) the EBITDA for such period, minus (b) Capital Reserves.
     “Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.
     “Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
     “Agreement Date” means the date as of which this Agreement is dated.
     “Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Applicable Margin” means the percentage rate set forth below corresponding to the ratio of Total Indebtedness to Total Asset Value as determined in accordance with Section 9.1.(a):

Level	Ratio of Total Indebtedness to Total Asset Value	Applicable Margin
1	Less than or equal to 0.40 to 1.00	1.85%
2	Greater than 0.40 to 1.00 but less than or equal to 0.45 to 1.00	1.95%
3	Greater than 0.45 to 1.00 but less than or equal to 0.50 to 1.00	2.15%
4	Greater than 0.50 to 1.00 but less than or equal to 0.55 to 1.00	2.40%
5	Greater than 0.55 to 1.00	2.80%

The Applicable Margin shall be determined by the Administrative Agent from time to time in accordance with the table above, based on the range which the ratio of Total Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 8.3. then falls in the table set forth above (each such range a “Level”). Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 8.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 8.3., the Applicable Margin shall equal the percentage corresponding to Level 5 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margin as set forth above, the Applicable Margin shall be determined based on Level 1. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.2.(c).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
     “Assignee” has the meaning given that term in Section 12.6.(b).
     “Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.
     “Attributable Indebtedness” means, on any date, without duplication, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease and (c) all Synthetic Debt of such Person.
     “Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
     “Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).
     “Base Rate Loan” means any portion of a Loan bearing interest at a rate based on the Base Rate.
     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
     “Borrower Information” has the meaning given that term in Section 2.2.(c).

     “Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
     “Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Reserves” means, for any period and with respect to any manufactured home or recreational vehicle site which is then leased on an annual basis, an amount equal to (a) $200, times (b) the number of days in such period, divided by (c) 365. If the term Capital Reserves is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all manufactured home and recreational vehicle sites then leased on an annual basis and the applicable Ownership Shares of all such manufactured home and recreational vehicle of all Unconsolidated Affiliates.
     “Capitalization Rate” means six and one-half per cent (6.50%).
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the federal government of the United States of America or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 1 year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two nationally recognized rating services reasonably acceptable to the Administrative Agent; (c) domestic corporate bonds, other than domestic corporate bonds issued by the Parent or any of its Affiliates, maturing no more than 2 years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from two nationally recognized rating services reasonably acceptable to the Administrative Agent; (d) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by the Parent or any of its Affiliates, maturing or resetting no more than 1 year after the date of acquisition thereof and having a rating of at least AA or the equivalent from two nationally recognized rating services reasonably acceptable to the Administrative Agent; (e) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by the Parent or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from a nationally recognized rating service reasonably acceptable to the Administrative Agent and having a short-term rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services reasonably acceptable to the Administrative Agent); (f) domestic and Eurodollar certificates of deposit or domestic time deposits or Eurotime deposits or bankers’ acceptances (foreign or domestic) that are issued by a bank (i) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from a nationally recognized rating service reasonably acceptable to the Administrative Agent and (ii) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; and (g) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest.

     “Commitment” means, as to each Lender, such Lender’s obligation to make a Loan pursuant to Section 2.1. in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount”.
     “Compliance Certificate” has the meaning given that term in Section 8.3.
     “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.
     “Contractual Obligation,” as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including without limitation any restrictive covenant affecting such Person or any of its properties).
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.
     “Credit Event” means the making of any Loan.
     “Credit Percentage” means to each Lender, the ratio, expressed as a percentage, of (a) the unpaid principal amount of such Lender’s Loan to (b) the aggregate unpaid principal amount of all Loans.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
     “Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both, in each case, as set forth in such Section.
     “Defaulting Lender” means, subject to Section 3.9.(c), any Lender that (a) has failed to (i) fund all or any portion of its Loan within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(c)) upon delivery of written notice of such determination to the Borrower and each Lender.
     “Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap, equity or equity index option, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index swaps or options, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contracts, credit derivative transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transactions are governed by or subject to any master agreement or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.
     “Derivatives Support Document” means (a) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (b) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.
     “Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
     “Designated Use Property” means a property owned and operated primarily (a) for the purpose of leasing sites to individuals on which such individuals place manufactured homes or recreational vehicles for the purpose of occupying such manufactured homes or recreational vehicles, (b) as a daily stay campground, membership interest campground or park model community, or (c) for the purpose of renting cabins, manufactured homes or recreational vehicles on such property to individuals.
     “Designated Use Property Ownership Interests” means partnership, joint venture, membership or other Equity Interests issued by any Person engaged primarily in the business of developing, owning, and managing Designated Use Properties.
     “Development Activity” means construction in process, that is being performed by or at the direction of the Borrower, any Subsidiary or any Unconsolidated Affiliate, at any Designated Use Property that will be owned and operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction, including construction in process at Designated Use Properties not owned by the Borrower, any Subsidiary or any Unconsolidated Affiliate but which the Borrower, any Subsidiary or any Unconsolidated Affiliate has the contractual obligation to purchase. “Development Activity” shall not include construction in process for the purpose of expanding Designated Use Properties owned by the Borrower, any Subsidiary or any Unconsolidated Affiliate.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “EBITDA” means, for any period and without duplication (a) Net Income for such period, plus (b) depreciation and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (c) Interest Expense deducted in the calculation of Net Income for such period, plus (d) Income Taxes deducted in the calculation of Net Income for such period, minus (e) the gains (and plus the charges) from extraordinary or unusual items or asset sales or write-ups (or non-cash write-downs) or forgiveness of indebtedness included in the calculation of Net Income, for such period, minus (f) earnings of Subsidiaries for such period distributed to third parties, plus (g) the amount of deferred revenues less deferred expenses relating to membership sales by the Parent and its Subsidiaries during such period deducted in the calculation of Net Income for such period, minus (h) interest income for such period from Mezzanine Debt Investments, plus (i) the Parent’s Ownership Share of EBITDA of its Unconsolidated Affiliates for such period.
     “Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, the Borrower, or any of the Parent’s Affiliates or Subsidiaries.
     “Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
     “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     “Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
     “ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
     “ERISA Group” means the Parent, the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time (including the expiration of any applicable cure period) or any other condition has been satisfied, in each case, as specified in such Section.
     “Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Non-Recourse Indebtedness of such Subsidiary and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Non-Recourse Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Non-Recourse Indebtedness.
     “Excluded Taxes” has the meaning given that term in Section 3.10.
     “Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer.
     “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” means that certain fee letter dated as of June 6, 2011, by and among the Parent, the Borrower, Wells Fargo Securities, LLC Arranger and the Administrative Agent.
     “Fees” means, without duplication, the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.
     “Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness made by such Person during such period (excluding balloon, bullet or similar payments of principal that repays such Indebtedness in full), plus (c) the aggregate of all Preferred Dividends paid in cash by such Person during such period. The Parent’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included in the calculation of “Fixed Charges”.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funds from Operations” means “Funds from Operations” as defined in, and calculated consistent with, the White Paper on Funds from Operations dated April 2002 issued by the National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.
     “GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
     “Guarantor” means each of the Parent, MHC Trust and T1000 Trust.
     “Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. and substantially in the form of Exhibit B.
     “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosive substances or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
     “Income Taxes” means all federal, state, local and foreign income and gross receipts taxes.
     “Indebtedness,” as applied to any Person (and without duplication), means all of the following, whether or not considered indebtedness or liabilities under GAAP: (a) all indebtedness, obligations or other liabilities (whether secured, unsecured, recourse, non-recourse, direct, senior or subordinate) of such Person for borrowed money; (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments; (c) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit or banker’s acceptances issued for such Person’s account or other similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreement and capital maintenance agreements) for which a contingent liability exists, in each case whether or not the same have been presented for payment; (d) net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); (e) all obligations of such Person to pay the deferred purchase price of property or services; (f) all obligations of such Person in respect of Capital Leases and all Synthetic Lease Obligations and Synthetic Debt of such Person; (g) all Accommodation Obligations of such Person; (h) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person; and (i) ERISA obligations of such Person currently due and payable. For purposes of this definition, (x) the amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date and (y) contingent obligations of a Person in respect of Non-Recourse Exceptions shall not shall not give rise to Indebtedness unless and until such obligations are no longer contingent.
     “Intellectual Property” has the meaning given that term in Section 6.1.(q).
     “Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized (including letter of credit fees, the interest component of Capital Leases and amortization of deferred financing costs, but excluding interest expense covered by an interest reserve established under a loan facility) of the Parent, on a consolidated basis and determined in accordance with GAAP.
     “Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in the Notice of Borrowing or a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (b) each Interest Period that would otherwise end on a day which is not a Business

Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any irrevocable commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Lender” means each financial institution from time to time party hereto as a “Lender;” together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
     “Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
     “Level” has the meaning given that term in the definition of the term “Applicable Margin.”
     “LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 11:00 a.m. Central time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.
     “LIBOR Loan” means any portion of a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

     “LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 11:00 a.m. Central time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than a financing statement (a) filed by a “true” lessor pursuant to Section 9-408 of the Uniform Commercial Code or (b) the filing of which was not authorized pursuant to Section 9-509 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.
     “Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.
     “Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).
     “Loan Party” means each of the Borrower, the Parent, each other Guarantor and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.
     “Manufactured Home Inventory Value” means with respect to Parent and its Subsidiaries, as of any date of determination, the lesser of (a) the total cost to the Parent or its Subsidiaries, as applicable, of all manufactured home units, which have never been occupied (other than for short periods in the ordinary course of the Parent’s and its Subsidiaries’ customary sales practices), then owned by the Parent or any Subsidiary that were acquired new from the manufacturers of such units, or from Persons who acquired such units new from such manufacturers, within the one-year period immediately preceding the date of determination and (b) $35,000,000.
     “Material Adverse Effect” means (a) a materially adverse change in, or a materially adverse effect on the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Parent, the Borrower and the other Subsidiaries taken as a whole; (b) a material impairment of (i) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (ii) the ability of the Parent, the Borrower or any other Loan Party to perform its respective obligations under the Loan Documents to which such Loan Party is a party; or (c) a materially adverse effect on the validity or enforceability of any of the Loan Documents.
     “Mezzanine Debt Investments” mean any mezzanine or subordinated mortgage loans made by the Borrower, any of its Subsidiaries any of its Unconsolidated Affiliates to entities that own commercial real estate (or to Persons holding Equity Interests in such entities), which real estate has a Fair Market Value in excess of the aggregate amount of such mortgage loans and any senior Indebtedness secured by a Lien on such real estate on the date when such mortgage loan was made or acquired by the Borrower, such Subsidiary or such Unconsolidated Affiliate and which has been designated by the Parent as a “Mezzanine Debt Investment” in its most recent Compliance Certificate; provided, however, that if any such mortgage loans are owed by a Subsidiary or an Unconsolidated Affiliate, then the amount of

Mezzanine Debt Investments attributable to such mortgage loans shall be limited to the Parent’s Ownership Share of such Subsidiary or Unconsolidated Affiliate, as the case may be.
     “MHC Trust” means MHC Trust, a Maryland real estate investment trust, together with its successors and permitted assigns.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Mortgage Receivable” means a promissory note secured by a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness of which the Parent, the Borrower or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.
     “Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
     “Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
     “Net Income” means, for any period, the net income (or loss) after Income Taxes of the Parent, on a consolidated basis, for such period calculated in conformity with GAAP; provided, however, that Net Income shall not include the net income (or loss) of Unconsolidated Affiliates.
     “Net Operating Income” means, for any Qualifying Unencumbered Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except, in each case, to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to, property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, management fees and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing, management fees and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent, MHC Trust or the Borrower).
     “Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

     “Net Worth” means, at any time, (a) Total Asset Value minus (b) the sum, without duplication, of (i) all Indebtedness of the Parent on a consolidated basis, plus (ii) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of the Parent, on a consolidated basis, and in any event shall include recourse and non-recourse mortgage debt, letters of credit, purchase obligations, forward equity sales, repurchase obligations, unsecured debt, accounts payable, lease obligations (including ground leases) to the extent required, in accordance with GAAP, to be classified as capital leases on the balance sheet of the Parent, guarantees of indebtedness, subordinated debt and unfunded obligations plus (iii) the Borrower’s Ownership Share of Indebtedness of its Unconsolidated Affiliates; provided, however, that “Total Liabilities” shall not include dividends declared by the Parent, MHC Trust or the Borrower which are permitted under Section 9.1.(f) but not yet paid.
     “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
     “Non-Recourse Exceptions” means, with respect to Non-Recourse Indebtedness, exceptions for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate.
     “Non-Recourse Indebtedness” means any single loan with respect to which recourse for payment is limited to specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse to the Parent, MHC Trust, the Borrower or any Subsidiary by a holder of any such loan for Non-Recourse Exceptions shall not, by itself, prevent such loan from being characterized as Non-Recourse Indebtedness.
     “Note” means a promissory note of the Borrower substantially in the form of Exhibit F, payable to the order of a Lender in a principal amount equal to the original principal amount of such Lender’s Loan.
     “Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for the borrowing of the Loans.
     “Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
     “Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
     “Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.
     “OFAC” has the meaning given that term in Section 6.1.(v).
     “Ownership Share” means, except as otherwise provided in Section 1.3.(b), with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.4.(j), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
     “Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.
     “Participant” has the meaning given that term in Section 12.6.(d).
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership dated as of March 15, 1996 for the Borrower.
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
     “Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, if unpaid, might become a Lien on any properties of such Person but excluding such claims being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; (b) Liens consisting of deposits or pledges made in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws, the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in the case of each of the foregoing, in each case, incurred in the ordinary course of business and not otherwise securing Indebtedness; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; and (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Specified Derivatives Providers.
     “Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Post-Default Rate” means (a) with respect to any principal of any Loan that is not paid when due, the interest rate otherwise applicable to such Loan plus an additional two percent (2.0%) per annum and (b) with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus two percent (2.0%).
     “Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Stock issued by the Parent or any of its Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Equity Interest convertible into Indebtedness) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent or any of its Subsidiaries, or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
     “Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
     “Principal Office” means the office of the Administrative Agent located at 608 2nd Avenue South, 11th Floor, Minneapolis, Minnesota 55402 or any other subsequent office that the Administrative Agent shall have specified by written notice to the Borrower and the Lenders as the Principal Office.
     “Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Unconsolidated Affiliate.
     “Purchase Agreements” has the meaning given that term in the first “WHEREAS” clause of this Agreement.
     “Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
     “Qualifying Unencumbered Property” means (a) the Properties listed on Schedule 1.1. and (b) any Property designated by Borrower from time to time pursuant to Section 8.8. which satisfies all of the following requirements: (i) such Property is a Designated Use Property; (ii) such Property is owned in fee simple entirely by the Borrower or any Wholly Owned Subsidiary of the Borrower; (iii) such Property is located in a state of the United States of America, in the District of Columbia, in Canada or in Mexico; (iv) regardless of whether such Property is owned by the Borrower or a Wholly Owned Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (A) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (B) to sell, transfer or otherwise dispose of such Property; (v) neither such Property, nor if such Property is owned by a Wholly Owned Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (A) any Lien other than Permitted Liens or (B) any Negative Pledge; and (vi) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters which do not materially detract from the value of such Property or impair the intended use thereof in the business of the applicable Qualifying Unencumbered Property Owner. A Property (including any Property set forth on Schedule 1.1.) shall cease to be a “Qualifying Unencumbered Property” at such time as it fails to satisfy any of the conditions set forth in clauses (i) through (vi) of this definition. In addition, the Borrower may, upon at least 15 Business Days prior written notice to the Administrative Agent, designate that any Qualifying Unencumbered Property shall no longer be considered a Qualifying Unencumbered Property (and upon such designation, such Property shall no longer be a Qualifying Unencumbered Property).
     “Qualifying Unencumbered Property Owner” means any Subsidiary of the Parent which owns a Qualifying Unencumbered Property.
     “Recourse Indebtedness” means, with respect to any Person, Indebtedness which is not Non-Recourse Indebtedness.
     “Register” has the meaning given that term in Section 12.6.(c).
     “Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
     “REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Requisite Lenders” means, as of any date, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.
     “Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the president, the chief financial officer, any senior vice president, any executive vice president and any vice president of the Parent, the Borrower or such Subsidiary.
     “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower, or any other Subsidiary now or hereafter outstanding, except a dividend or other distributions payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interest of the Parent, the Borrower or any other Subsidiary now or hereafter outstanding, except any redemption, repurchase, conversion or exchange of shares of any class payable solely in common stock of such entity; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any other Subsidiary now or hereafter outstanding.
     “Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 19, 2011 by and among the Borrower, the financial institutions party thereto, Wells Fargo Bank, as administrative agent, and the other parties thereto.
     “Revolving Credit Agreement Lender” means a “Lender” under and as defined in the Revolving Credit Agreement.
     “Revolving Loan Documents” means the “Loan Documents” as defined under the Revolving Credit Agreement.
     “Secured Debt” means Indebtedness, the payment of which is secured by a Lien on any property; provided, however, that, except for the purposes of the representation contained in the last sentence of Section 6.1.(g) any Indebtedness that is secured only by a pledge of Equity Interests shall not be considered to be Secured Debt.
     “Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
     “Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (taken as a going concern) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is generally able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
     “Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Parent, the Borrower, any other Loan Party or any other Subsidiary and any Specified Derivatives Provider.
     “Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower, any other Loan Party or any other Subsidiary under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

     “Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time such Derivatives Contract is entered into.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
     “Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
     “Supermajority Lenders” means, as of any date, Lenders holding more than 60.0% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Supermajority Lenders” shall in no event mean less than two Lenders.
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “T1000 Trust” means MHC T1000 Trust, a Maryland real estate investment trust, together with its successors and permitted assigns.
     “Taxes” has the meaning given that term in Section 3.10.
     “Termination Date” means June 30, 2017.
     “Titled Agent” has the meaning given that term in Section 11.9.
     “Total Asset Value” means, as of any date of determination and without duplication, the sum of (a)(i)(x) EBITDA attributable to Properties owned by the Borrower or any of its Subsidiaries (determined in a manner reasonably acceptable to the Administrative Agent) for any period of 12 consecutive calendar months ending during the term of this Agreement plus (y) the Parent’s Ownership Share of EBITDA attributable to Properties owned by Unconsolidated Affiliates (determined in a manner reasonably acceptable to the Administrative Agent) for such period, divided by (ii) the Capitalization Rate, plus (b) the purchase price paid by the Borrower, any of its Subsidiaries or any of its Unconsolidated Affiliates (less any amounts paid to the Borrower, such Subsidiary or such Unconsolidated Affiliate as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property (other than Unimproved Land) acquired by the Borrower, such Subsidiary or such Unconsolidated Affiliate during any such period of 12 consecutive calendar months, limited in the case of an Unconsolidated Affiliate, to the Parent’s Ownership Share of the amounts referred to in this clause (b), plus (c) the value of all unrestricted cash and Cash Equivalents then owned by the Parent, the Borrower and their respective Subsidiaries plus (d) Parent’s Ownership Share of all unrestricted cash and Cash Equivalents of its Unconsolidated Affiliates, plus (e) Manufactured Home Inventory Value, at such time, plus (f) the GAAP book value of all Mezzanine Debt Investments (i) for which payments by the obligor thereof are not more than 90 days past due and (ii) the obligor of which is not subject to any proceeding of the types described in Section 10.1.(e) or 10.1.(f). EBITDA attributable to Properties acquired or disposed of by the Borrower or any of its Subsidiaries or Unconsolidated Affiliates during any applicable period of 12 consecutive calendar months shall be excluded when determining EBITDA for purposes of the immediately preceding clause (a).
     “Total Indebtedness” means all Indebtedness of the Parent and its Subsidiaries, determined on a consolidated basis, plus the Parent’s Ownership Share of all Indebtedness of its Unconsolidated Affiliates.
     “Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit G to be delivered to the Administrative Agent pursuant to Section 5.1., as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
     “Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.
     “Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
     “Unencumbered Net Operating Income” means for any fiscal quarter, Net Operating Income for such period from each Qualifying Unencumbered Property. Notwithstanding the foregoing, for purposes of determining Unencumbered Net Operating Income, to the extent the amount of the Net Operating Income attributable to Qualifying Unencumbered Properties located in Canada and Mexico exceeds 20% of Unencumbered Net Operating Income, such excess shall be excluded.
     “Unimproved Land” means, as of any date, land on which no development (other than improvements that are not material and that are temporary in nature) has occurred and for which no development is scheduled in the 12 months following such date.
     “Unsecured Debt” means, as of any date of determination and without duplication, all Indebtedness of the Parent, the Borrower or any Wholly Owned Subsidiary, which is not Secured Debt, but in any event shall exclude (a) all accounts payable of the Parent, the Borrower or any Wholly Owned Subsidiary incurred in the ordinary course of business, (b) all advance rents received and (c) all accrued interest payable.
     “Unsecured Interest Expense” means Interest Expense payable in respect of Unsecured Debt.

     “Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
     “Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
     “Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.2. General; References to Central time.
     Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement (including in any affirmative or negative covenant) set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, to the extent that any change in GAAP after the Agreement Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Agreement Date being classified as Capital Leases under GAAP as revised, such change in classification of leases from operating leases to Capital Leases shall be disregarded for purposes of this Agreement. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities, and the effects of FAS 141(R) in respect of fees and expenses in connection with a business combination shall be disregarded. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.
     Except as otherwise expressly provided herein, when determining compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.
Article II. Credit Facility
Section 2.1. Loans.
     (a) Making of Loans. Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make a Loan to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Commitment. Upon funding of the Loans, the Commitments shall terminate.
     (b) Requests for Loans. Not later than 12:00 p.m. Central time at least 1 Business Day prior to the anticipated Effective Date, the Borrower shall give the Administrative Agent notice pursuant to the Notice of Borrowing of the borrowing of the Loans. Such notice shall be irrevocable once given and binding on the Borrower.
     (c) Funding of Loans. Promptly after receipt of the Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 11:00 a.m. Central time on the Effective Date. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 2:00 p.m. Central time on the Effective Date, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Loans once repaid.
Section 2.2. Rates and Payment of Interest on Loans.
     (a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
     (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and
     (ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of the Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law); provided, however, except in the case of a Default or Event of Default under Section 10.1.(a)(in which event the following notice shall not be required), the Borrower shall not be required to pay interest at the Post-Default Rate unless the Administrative Agent, at the direction of the Requisite Lenders, shall have notified the Borrower that interest shall be payable at the Post-Default Rate.
     (b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
     (c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.
Section 2.3. Number of Interest Periods.
     There may be no more than 5 different Interest Periods for LIBOR Loans outstanding at the same time.
Section 2.4. Repayment of Loans.
     The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date.
Section 2.5. Prepayments.
     (a) Generally. Except as otherwise provided in the immediately following subsection and subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 3 Business Days prior written notice of the prepayment of any Loan. Each such notice of prepayment shall be irrevocable; provided, that such notice of repayment in connection with a refinancing of the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans may be contingent upon the closing of such refinancing. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess thereof or the aggregate outstanding principal amount of the Loans.
     (b) Prepayment Premium. During the periods set forth below, the Borrower may only prepay the Loans, in whole or in part, at the prices (expressed as percentages of principal amount of the Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to (but not including) the date of prepayment:

Period	Percentage
Effective Date to and including July 1, 2014	102.00%
All times after July 1, 2014	100.00%
The Borrower acknowledges and agrees that the amount payable by it in connection with the prepayment of the Loans is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Loans.
Section 2.6. Continuation.
     So long as no Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 p.m. Central time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.7. Conversion.
     The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Each Notice of Conversion shall be given not later than 12:00 p.m. Central time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such

Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.8. Notes.
     (a) Notes. Except in the case of a Lender that has requested not to receive a Note, the Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed (or if such Lender was not a Lender on the Effective Date, in a principal amount equal to the initial principal amount of the Loan of such Lender).
     (b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.
     (c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.9. Funds Transfer Disbursements.
     (a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within 14 days after the Administrative Agent’s confirmation to the Borrower of such transfer.

     (b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.
     (c) Limitation of Liability. None of the Administrative Agent or the Lenders shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the control of the Administrative Agent and the Lenders, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. None of the Administrative Agent or the Lenders makes any representations or warranties other than those expressly made in this Agreement.
Article III. Payments, Fees and Other General Provisions
Section 3.1. Payments.
     (a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid promptly to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
     (b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2. Pro Rata Treatment.
     Except to the extent otherwise provided herein: (a) the making of the Loans by the Lenders under Section 2.1.(a) shall be made by the Lenders pro rata according to the amount of their respective Commitments; (b) each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.1.) shall be made pro rata among the Lenders according to the principal amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.
Section 3.3. Sharing of Payments, Etc.
     If a Lender shall obtain payment of any principal of, or interest on, its Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.4., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4. Several Obligations.
     No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.
     (a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent, which are then due and payable.
     (b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent and the Arranger as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.
Section 3.6. Computations.
     Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days (as applicable) and the actual number of days elapsed; provided, however, any accrued interest on any LIBOR Loan or any Fees shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.7. Usury.
     In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, closing fees, facility fees, prepayment premiums, underwriting fees, default charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8. Statements of Account.
     The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.
     Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
     (a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.
     (b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of the Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of the Loan of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Credit Percentages). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
     (c) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will take such actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Credit Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 3.10. Taxes; Foreign Lenders.
     (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding the following (collectively, “Excluded Taxes”): (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 and (vi) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.6.), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Regulatory Change) to comply with Section 3.10.(c), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.10.(c) (all excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges other than Excluded Taxes, being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
     (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and
     (iii) pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.
     (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
     (c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, such Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.
     (d) Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10., it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (e) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Article IV. Yield Protection, Etc.
Section 4.1. Additional Costs; Capital Adequacy.
     (a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within 30 days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.
     (b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of payments to such Lender in respect of this Agreement or any of the other Loan Documents in respect of any such LIBOR Loans (except for Taxes covered by Section 3.10. and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
     (c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

     (d) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.
     (e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.1. for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 180 days period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.2. Suspension of LIBOR Loans.
     Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
     (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or
     (b) the Administrative Agent determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan
Section 4.3. Illegality.
     Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).
Section 4.4. Compensation.
     In addition to any amounts payable pursuant to Section 2.5.(b), the Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
     (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 5.2. to be satisfied, but excluding any failure resulting from the operating of Section 4.2.) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 4.5. Treatment of Affected Loans.
     If the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
     (b) any portion of such Lender’s Loan that would otherwise be Continued by such Lender as a LIBOR Loan shall be Continued instead as a Base Rate Loan, and any Base Rate Loan of such Lender that would otherwise be Converted into a LIBOR Loan shall remain as a Base Rate Loan.

     If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective unpaid principal amount of the Loan held by each Lender.
Section 4.6. Affected Lenders.
     If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 12.7., requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the principal balance of the Loan then owing to the Affected Lender, plus (y) any accrued but unpaid interest and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.
Section 4.7. Change of Lending Office.
     Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
     Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each

Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
Article V. Conditions Precedent
Section 5.1. Initial Conditions Precedent.
     The obligation of the Lenders to make the Loans is subject to the satisfaction or waiver of the following conditions precedent:
     (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
     (i) counterparts of this Agreement executed by each of the parties hereto;
     (ii) Notes executed by the Borrower, payable to each Lender (other than any Lender that has requested that it not receive a Note) and complying with the terms of Section 2.8.(a);
     (iii) the Guaranty executed by the Parent and each of the other Guarantors;
     (iv) an opinion of counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and in the form set forth in Exhibit H;
     (v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
     (vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower the Notice of Borrowing and Notices of Conversion and Notices of Continuation;
     (viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
     (ix) a Compliance Certificate calculated as of March 31, 2011 giving pro forma effect to the transactions contemplated by this Agreement;

     (x) a Transfer Authorizer Designation Form effective as of the Agreement Date;
     (xi) copies certified by a Responsible Officer of the Borrower of the Purchase Agreements and material related documents, in each case, as of the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, including without limitation, all amendments, supplements, exhibits and schedules thereto;
     (xxi) a certificate of a Responsible Officer of the Borrower certifying as of the Effective Date that (A) all conditions precedent to the closing of the Acquisition (other than the payment of the Purchase Price (as defined in each respective Purchase Agreement)) have been satisfied or waived as permitted by this Agreement; (B) no law or regulation is applicable, or event has occurred, nor any litigation or investigation be pending or threatened, that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have a material adverse effect, upon the consummation of the Acquisition or any of the transactions related thereto on the Effective Date; (C) all consents and approvals required pursuant to the terms of the applicable Purchase Agreement with respect to the Acquisition have been obtained; (D) since December 31, 2010, there has been no material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the Acquired Assets; (E) no provision of either Purchase Agreement have been altered, amended, waived or otherwise modified or supplemented in a manner that could be materially adverse to the Lenders (as reasonably determined by the Administrative Agent) except as approved by the Administrative Agent in writing; and (F) as of the Effective Date and after giving effect to the application of the proceeds of the Loans as contemplated by Section 7.8., the Acquisition has been consummated in accordance with the terms of the applicable Purchase Agreement (except as altered, amended, waived or otherwise changed or supplemented as contemplated by the immediately preceding sentence);
     (xii) the Notice of Borrowing from the Borrower requesting the Loans;
     (xii) evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and
     (xiii) such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and
     (b) In the good faith judgment of the Administrative Agent:
     (i) since December 31, 2010, there shall not have occurred or become known to the Administrative Agent or any of the Lenders (A) any event or condition that has had or could reasonably be expected to have a Material Adverse Effect or (B) any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the Acquired Assets;
     (ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
     (iii) the Parent, the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
     (iv) the Parent, the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     (c) The Administrative Agent shall give notice (which may be by electronic mail or other similar means of electronic communication) to the Borrower and the Lenders promptly upon is determination that all of the conditions precedent set forth in this Section shall have been fulfilled or waived by all of the Lenders.
Section 5.2. Conditions Precedent to the Loans.
          The obligations of the Lenders to make the Loans are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of the Loans or would exist immediately after giving effect thereto and (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time the Loans are made that all conditions to the making of such Loans contained in this Article V., and not waived by the Lenders in accordance with the terms of this Agreement, have been satisfied. Unless set forth in writing to the contrary, the making of a Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for such Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

Article VI. Representations and Warranties
Section 6.1. Representations and Warranties.
     In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make the Loans, each of the Parent and the Borrower represents and warrants to the Administrative Agent and each Lender as follows:
     (a) Organization; Power; Qualification. Each of the Parent, the Borrower and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization unless the failure to be so qualified or authorized could not reasonably be expected to have, in each instance, a Material Adverse Effect.
     (b) Ownership Structure. Part I of Schedule 6.1.(b) is, as of May 10, 2011, a complete and correct list of (i) each Person holding any Equity Interest in the Borrower, (ii) the percentage of ownership of such Person in the Borrower and (iii) the jurisdiction of organization of each Loan Party. Except as disclosed on such Schedule, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in the Borrower. To Borrower’s and the Parent’s knowledge, all of the Equity Interests in Borrower have been issued in compliance with all Applicable Law. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests (and the Ownership Share) in such Person held directly or indirectly by the Parent.
     (c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain the other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.
     (d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Parent, the Borrower or any other Loan Party, or any material indenture, material agreement or other material instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.
     (e) Compliance with Applicable Law; Governmental Approvals. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (f) Title to Properties. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets to the extent necessary to conduct their respective businesses.
     (g) Certain Indebtedness. As of the Agreement Date, no default or event of default has occurred with respect to the payment of interest or principle on any Indebtedness of the Parent, the Borrower, any other Loan Party or any other Subsidiary having an aggregate outstanding principal amount of $5,000,000 or more and, to the knowledge of any Responsible Officer of the Parent or the Borrower, none of the Parent, the Borrower, the other Loan Parties or the other Subsidiaries has received any notice of default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, with respect to any such Indebtedness.
     (h) Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits or proceedings pending (nor, to the knowledge of the Parent or the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
     (i) Taxes. All material federal, state and other tax returns of the Parent, the Borrower, any other Loan Party or any other Subsidiary required by Applicable Law to be filed have been duly filed, and all material federal, state and other taxes, assessments and other governmental charges or levies upon the Parent, the Borrower, each other Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, any other Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, each other Loan Party and each other Subsidiary in respect of any taxes or other governmental charges are in accordance with GAAP.
     (j) Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2010, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal year ended on such date, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2011, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Parent and its consolidated Subsidiaries for the fiscal quarter ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in all material respects in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of footnotes).
     (k) No Material Adverse Change; Solvency. Since December 31, 2010, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties is Solvent and the Parent, the Borrower and their respective Subsidiaries, taken as a whole, are Solvent.
     (l) ERISA.
     (i) Except as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Parent and the Borrower, nothing has occurred which could reasonably be expected to result in the revocation of a Qualified Plan’s favorable determination letter or opinion letter.
     (ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $20,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
     (iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Parent and the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

     (m) Absence of Default. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, the Parent, the Borrower, any other Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (n) Environmental Laws. In the ordinary course of business, each of the Parent, the Borrower, each other Loan Party and each other Subsidiary causes reviews to be conducted of its respective operations or properties, to the extent applicable, for compliance with Environmental Laws. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, none of the Parent, the Borrower, any other Loan Party or any other Subsidiary has any knowledge of, nor has the Parent, the Borrower, any other Loan Party or any other Subsidiary received written notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to the Parent, the Borrower, such other Loan Party or such other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential claim or other liability under any Environmental Law, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s knowledge after due inquiry, threatened, against the Parent, the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any comparable state or local priority list promulgated pursuant to any analogous state or local law. To Parent’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any comparable state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
     (o) Investment Company. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

     (p) Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
     (q) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person except for such Intellectual Property, the absence of which, and for conflicts which, could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each other Subsidiary has taken all such steps as it deems reasonably necessary to protect its respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
     (r) Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in (i) the business of owing, operating, managing and developing Designated Use Properties and the provision of services incidental thereto, (ii) the brokerage, purchase and sale of manufactured home units, (iii) making Investments permitted under Section 9.1.(g) and (iv) other business activities reasonably incidental to the foregoing.
     (s) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary to the transactions contemplated hereby.
     (t) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than (i) financial projections, budgets, forecasts, pro forma financial statements and other forward looking statements and (ii) general industry information) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished and taken as a whole with all other written information, reports and other papers and data furnished substantially contemporaneously therewith, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements (other than (x) financial projections, budgets, forecasts, pro forma financial statements and other forward looking statements and (y) the financial statements covered in Section 6.1.(j)), are complete and correct in all material respects and present fairly, in all material respects in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Persons involved as at their respective dates and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of full footnote disclosure). All financial projections, budgets, forecasts, pro forma financial statements and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof. No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents (other than (i) financial projections, budgets, forecasts, pro forma financial statements and other forward looking statements and (ii) general industry information) contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
     (u) Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
     (v) OFAC. None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
     (w) REIT Status. Each Guarantor qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow such Guarantor to maintain its status as a REIT.
     (x) Qualifying Unencumbered Properties. Each Property included in a given calculation of the Unencumbered Net Operating Income satisfied, at the time of such calculation, all of the requirements contained in the definition of “Qualifying Unencumbered Property”.
Section 6.2. Survival of Representations and Warranties, Etc.
     All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby but excluding financial projections, budgets, forecasts, pro forma financial statements and other forward looking statements and general industry information) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.
Article VII. Affirmative Covenants
     For so long as this Agreement is in effect, the Parent and the Borrower shall comply with the following covenants:
Section 7.1. Preservation of Existence and Similar Matters.
     Except as otherwise permitted under Section 9.6., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization unless the failure to be so authorized and qualified could not reasonably be expected to have a Material Adverse Effect.
Section 7.2. Compliance with Applicable Law.
     The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.
Section 7.3. Maintenance of Property.
     In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve, and maintain in good repair, working order and condition, all of its respective material properties, ordinary wear and tear and casualty and condemnation excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
Section 7.4. Conduct of Business.
     Except as otherwise permitted under Section 9.6., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(r) and not enter into any line of business not otherwise described in such Section.

Section 7.5. Insurance.
     In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon reasonable request a detailed list, together with reasonable evidence of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 7.6. Payment of Taxes.
     The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge or levy which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP.
Section 7.7. Books and Records; Inspections.
     The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with its accountants; provided that an officer of the Borrower shall be given a reasonable opportunity to be present for any discussions with any such accountants.
Section 7.8. Use of Proceeds.
     The Borrower will use the proceeds of Loans only to finance the Acquisition in accordance with the Purchase Agreements and to pay costs and expenses related to the Acquisition. The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9. Environmental Matters.
     The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, in each case, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 7.10. Further Assurances.
     At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.11. REIT Status.
     The Parent shall, and shall cause each other Guarantor to, maintain its status as, and election to be treated as, a REIT.
Section 7.12. Exchange Listing.
     The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or other nationally recognized securities exchange.
Article VIII. Information
     For so long as this Agreement is in effect, the Borrower shall furnish (including by electronic means as provided in Section 8.5.) to each Lender (or to the Administrative Agent if so provided below):
Section 8.1. Quarterly Financial Statements.
     Within 50 days after the end of each of the first, second and third fiscal quarters of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year (if any), all of which shall be certified by the chief executive officer, chief financial officer or vice president-treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP in all material respects and consistently applied, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject, in each case, to normal year-end audit adjustments and the absence of full footnote disclosure).
Section 8.2. Year-End Statements.
     Within 120 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year (if any), all of which shall be (a) certified by the chief executive officer, chief financial officer or vice president-treasurer of the Parent, in his or her opinion, to present fairly, in all material respects and in accordance with GAAP consistently applied, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified as to “going concern” (and other like qualifications or exceptions) and to scope.
Section 8.3. Compliance Certificate.
     At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed on behalf of the Parent by the chief executive officer, chief financial officer or vice president-treasurer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1. and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure.
Section 8.4. Other Information.
     (a) Promptly upon the Administrative Agent’s request, copies of all reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants including, without limitation, any management report;
     (b) Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, the Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
     (c) Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower any other Loan Party or any other Subsidiary;
     (d) At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., (i) a statement of Funds from Operations certified by the chief executive officer, chief financial officer or vice president-treasurer of the Parent in form and substance reasonably satisfactory to the Administrative Agent; and (ii) a report of newly acquired Properties, in form and detail reasonably satisfactory to the

Administrative Agent, which shall include, without limitation, the Net Operating Income of such Property, the cost of acquisition of such Property and the amount, if any, of Indebtedness secured by a Lien on such Property;
     (e) No later than 30 days after the beginning of each fiscal year of the Parent ending prior to the Termination Date, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for such fiscal year, all itemized in reasonable detail;
     (f) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred and is continuing, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer, chief financial officer or vice president-treasurer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;
     (g) To the extent the Parent, the Borrower, any other Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;
     (h) Prompt notice of the occurrence of any event which has had, or could reasonably be expected to have, a Material Adverse Effect;
     (i) Prompt notice of the occurrence of any Default or Event of Default;
     (j) Promptly upon the request of the Administrative Agent, evidence of the Parent’s calculation of the Ownership Share with respect to a Subsidiary (other than a Wholly Owned Subsidiary) or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;
     (k) Promptly, upon each request, information identifying the Parent, the Borrower or any other Loan Party as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));
     (l) Promptly, and in any event within 3 Business Days after the Parent or the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed; (ii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any other Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and in the case of any of the foregoing, such matters, whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
     (m) Prompt notice of any material change in accounting policies or financial reporting practices by the Parent, the Borrower, any other Loan Party or any other Subsidiary; and
     (n) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent or any Lender may reasonably request.
Section 8.5. Electronic Delivery of Certain Information.
     (a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Parent (including, without limitation, on the Parent’s website)) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Parent that it cannot or does not want to receive electronic communications. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent, the Parent or the Borrower notifies each Lender of said posting and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have occurred as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
     (b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Parent or the Borrower by the Administrative Agent.
Section 8.6. Public/Private Information.
     The Parent and the Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent or the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Parent or the Borrower shall designate Information Materials that are either available to the public or not material with respect to Parent, the

Borrower and the other Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information”. All such Information Materials not so designated as “Public Information” shall be deemed to be “Private Information”.
Section 8.7. USA Patriot Act Notice; Compliance.
     The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
Section 8.8. Qualifying Unencumbered Properties.
     The Borrower may from time to time but no more frequently than quarterly deliver notice to the Administrative Agent stating that the Borrower intends to designate a Property to become a Qualifying Unencumbered Property. Such notice shall (a) set forth the name of such Property (or, if such Property has no name, such notice shall otherwise identify such Property), and (b) be accompanied by a statement of income, certified by the chief executive officer, chief financial officer or vice president-treasurer of the Parent, for each such Property for the then most recently completed fiscal quarter (or, if such statement of income is unavailable, a pro forma financial statement setting forth the Net Operating Income with respect to such Property for the then current fiscal quarter). If any such Property meets the requirements set forth in the definition of “Qualifying Unencumbered Properties” and the Administrative Agent fails to deliver written notice to the Borrower stating that the Requisite Lenders have disapproved the designation of such Property as a Qualifying Unencumbered Property (it being understood that such notice shall provide the Borrower with information regarding why such designation was disapproved by the Requisite Lenders and that the Requisite Lenders will not unreasonably disapprove such designation) within 20 days after receipt of such information by the Administrative Agent, such Property shall become a Qualifying Unencumbered Property.
Article IX. Negative Covenants
     For so long as this Agreement is in effect, the Parent and the Borrower, as applicable, shall comply with the following covenants:
Section 9.1. Financial Covenants.
     (a) Maximum Leverage Ratio. The Parent shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time.
     (b) Maximum Fixed Charge Coverage Ratio. The Parent shall not permit the ratio of (i) Adjusted EBITDA for any period of 12 consecutive calendar months ending during the term of this Agreement to (ii) Fixed Charges of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.40 to 1.00 at any time.
     (c) Minimum Unencumbered Debt Yield. The Parent shall not permit the ratio (expressed as a percentage) of (i) Unencumbered Net Operating Income for any period of 12 consecutive calendar months ending during the term of this Agreement to (ii) Unsecured Debt to be less than 12.50% at any time.
     (d) Minimum Unencumbered Interest Coverage Ratio. The Parent shall not permit the ratio of (i) Unencumbered Net Operating Income any fiscal quarter ending during the term of this Agreement to (ii) Unsecured Interest Expense for such fiscal quarter, to be less than 2.00 to 1.00 at any time.
     (e) Minimum Net Worth. The Parent shall not permit Net Worth at any time to be less than (i) $1,600,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after May 19, 2011 by the Parent, any of its Subsidiaries or any Unconsolidated Affiliate to any Person other than the Parent or any of its Subsidiaries; provided, however, the amount of any increase under clause (ii) resulting from Equity Issuances effected by an Unconsolidated Affiliate shall be limited to the Parent’s Ownership Share of such Unconsolidated Affiliate.
     (f) Dividends and Other Restricted Payments. The Parent and the Borrower shall not, and shall not permit any of the other Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Parent, the Borrower and the other Subsidiaries may declare and make the following Restricted Payments:
     (i) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (x) the amount required to be distributed for the Parent to remain in compliance with Section 7.11. or (y) 95.0% of Funds from Operations;
     (ii) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;
     (iii) the Parent may repurchase Equity Interest in the Parent so long as (x) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of any of the covenants contained in Section 9.1.; (y) Net Worth immediately after giving pro forma effect to such repurchase would not be less than (1) $1,800,000,000 plus (2) 75% of the Net Proceeds of all Equity Issuances effected at any time after May 19, 2011 by the Parent, any of its Subsidiaries or any Unconsolidated Affiliate to any Person other than the Parent or any of its Subsidiaries (with the amount of any increase under clause (2) resulting from Equity Issuances effected by an Unconsolidated Affiliate being limited to the Parent’s Ownership Share of such Unconsolidated Affiliate) and (z) at least 5 Business Days before such repurchase (or in the case of a repurchase program approved by the Parent’s board of directors, 5 Business Days before the first repurchase effected under such program), the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the covenants contained in Section 9.1., after giving pro forma effect to such repurchase (or in the case of a repurchase program approved by the Parent’s board of directors, 5 Business Days before the first repurchase effected under such program); and

     (iv) so long as no Default or Event of Default would result therefrom, Restricted Payments (x) resulting from repurchases of Equity Interests in the Parent deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or (y) made for purposes of permitting, directly or indirectly, the repurchase of Equity Interests in the Parent from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Loan Parties and their Subsidiaries, so long as the amount of such Restricted Payments in the case of both clauses (x) and (y) does not exceed $10,000,000 in the aggregate in any fiscal year.
Notwithstanding the foregoing, if an Event of Default specified in Section 10.1.(a) exists or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated, the Parent and the Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payments to any Person except that the Borrower may declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11. Notwithstanding anything to the contrary in this Section, Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary at any time.
     (g) Permitted Investments Generally. The Parent shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons (determined in accordance with GAAP) to exceed 30.0% of Total Asset Value at any time:
     (i) Properties that are not Designated Use Properties;
     (ii) Unimproved Land;
     (iii) Development Activity;
     (iv) Mortgage Receivables and other notes receivable;
     (v) Designated Use Property Ownership Interests in Persons that are not Subsidiaries or Unconsolidated Affiliates; and
     (vi) Investments in Unconsolidated Affiliates and in Subsidiaries that are not Wholly Owned Subsidiaries.
     (h) Permitted Investments of Parent and MHC Trust. Notwithstanding the immediately preceding subsection (g), (i) the Parent shall not have or make any Investment in any Person, or own any other assets, except Equity Interests in MHC Trust, the Borrower and the Borrower’s Subsidiaries and Unconsolidated Affiliates, any Guarantee of Recourse Indebtedness otherwise permitted under this Agreement and any Guarantee of Non-Recourse Indebtedness solely for Non-Recourse Exceptions and (ii) MHC Trust shall not have or make any Investment in any Person, or own any other assets, except Equity Interests in the Borrower and the Borrower’s Subsidiaries and Unconsolidated Affiliates, any Guarantee of Recourse Indebtedness otherwise permitted under this Agreement and any Guarantee of Non-Recourse Indebtedness solely for Non-Recourse Exceptions.
     For purposes of calculating compliance with the financial covenants set forth in this Section 9.1. and the other covenants contained in this Article IX., each of the following transactions, in each case not prohibited by the Loan Documents, that occurred during the period for which such financial covenant is to be calculated, shall be calculated on a pro forma basis assuming that each such transaction had occurred on the first day of such period (and taking into account (i) cost savings to the extent same would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act and (ii) such other adjustments as may be reasonably approved by the Administrative Agent in writing, such approval not to be unreasonably withheld or delayed): (a) the purchase or other acquisition of (i) property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, (ii) a Property or (iii) Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of such Person (including as a result of a merger or consolidation); (b) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; and (c) any incurrence (including by assumption or Guaranty) or repayment (including by redemption, repayment, retirement or extinguishment) of any Indebtedness. All pro forma calculations pursuant to this Section shall be made in good faith by the chief executive officer, chief financial officer or vice president-treasurer of the Parent.
Section 9.2. Indebtedness.
     The Parent and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
     (a) the Obligations;
     (b) guaranties of the Obligations described in the immediately preceding subsection (a);
     (c) in the case of the Borrower and its Subsidiaries, trade debt incurred in the normal course of business;
     (d) in the case of the Borrower and its Subsidiaries, intercompany Indebtedness (including, without limitation, amounts owing under intercompany leases) owing between Subsidiaries;
     (e) Indebtedness which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default, including without limitation any Default or Event of Default resulting from noncompliance with any of the terms of Article IX.; provided, however, that the Parent and the Borrower shall not (i) and shall not permit any of its Subsidiaries to, guarantee or otherwise become or remain directly or indirectly liable with respect to the Indebtedness of any Unconsolidated Affiliate, and (ii) permit any Subsidiary (excluding the Borrower, MHC Trust and T1000 Trust) to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Recourse Indebtedness, in an aggregate amount collectively for both clauses (i) and (ii), in excess of (A) $10,000,000 for any such Subsidiary or Unconsolidated Affiliate at any time or (B) $30,000,000 in the aggregate for all Subsidiaries and Unconsolidated Affiliates at any time.
Section 9.3. Liens.
     The Parent and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property, except:
     (a) Permitted Liens;

     (b) Liens securing Indebtedness permitted to be incurred and remain outstanding pursuant to Section 9.2.(d), and (e);
     (c) lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which are being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established in accordance with GAAP;
     (d) with respect to a Property, items listed on Schedule B to the owner’s title insurance policy of the Borrower or a Subsidiary with respect to such Property, which do not materially detract from the value of such Property or impair the intended use thereof in the business of the Borrower or such Subsidiary, as applicable;
     (e) Liens in favor of counterparties in respect of any Derivative Contracts;
     (f) Liens securing judgments and awards for the payment of money not constituting an Event of Default under Section 10.1.(h);
     (g) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (h) licenses or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries taken as a whole and (ii) secure any Indebtedness;
     (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection;
     (j) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
     (k) Liens imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws not otherwise resulting in a Default or Event of Default; and
     (l) other Liens securing obligations (not constituting Indebtedness) outstanding in an aggregate amount not to exceed $1,000,000 at any time.
Section 9.4. Negative Pledge.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which (A) the Parent, the Borrower, such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist without violation of this Agreement and (B) is secured by a Lien permitted to exist under the Loan Documents (including Liens permitted under Section 9.3.), and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or proceeds or contract related to such sale; (iii) any document or instrument relating to any Lien permitted under subsections (b), (e), (g), (h), (j) or (k) of Section 9.3. or any Lien referred to in clause (b) of the definition of the term “Permitted Lien”, provided that in any such case the Negative Pledge applies only to the assets that are subject to such Lien; or (iv) any Loan Document or Specified Derivatives Contract.
Section 9.5. Restrictions on Intercompany Transfers.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Parent, the Borrower or any other Subsidiary; other than (i) with respect to the preceding clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document or any Revolving Loan Document, (ii) with respect to clause (d), customary provisions restricting assignment of any lease or other agreement entered into by the Parent, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business, (iii) with respect to the preceding clauses (a), (c) and (d), which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture entered into in the ordinary course of business, and (iv) with respect to clause (d), customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto.
Section 9.6. Merger, Consolidation, Sales of Assets and Other Arrangements.
     (a) The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (w) enter into any transaction of merger, consolidation, reorganization or recapitalization; (x) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (y) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, or the Equity Interests in any Subsidiary, whether now owned or hereafter acquired; or (z) acquire all or substantially all of the assets of, or Equity Interests in, any other Person; provided, however, that:
     (i) any Subsidiary (A) may merge with a Loan Party so long as such Loan Party is the survivor (and in any merger involving the Borrower, the Borrower is the survivor) and (B) that is not a Loan Party may merge with any other Subsidiary that is not a Loan Party;
     (ii) any Subsidiary (A) may sell, transfer or otherwise dispose of its assets to a Loan Party and (B) that is not a Loan Party may sell, transfer or otherwise dispose of its assets to any other Subsidiary that is not a Loan Party, in each case, including any disposition that is by its nature a liquidation;
     (iii) (A) a Loan Party (other than the Parent, the Borrower or any Qualifying Unencumbered Property Owner) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, or the capital stock of or other Equity

Interests in any of its Subsidiaries (other than the Borrower or a Qualifying Unencumbered Property Owner), and (B) any Loan Party and any other Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) all or substantially all of the assets of, or acquire Equity Interests in, any other Person, so long as, in the case of each of clause (A) and (B), (1) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of any of the covenants contained in Section 9.1.; (2) to the extent such sale, transfer, disposition or acquisition of all or substantially all of the assets or Equity Interest of any Subsidiary (other than the Borrower, a Loan Party or a Qualifying Unencumbered Property Owner) and the consideration of such transaction is $75,000,000 or more: (x) the Borrower shall have given the Administrative Agent and the Lenders at least 15-days prior written notice of such conveyance, sale, transfer, disposition, acquisition, purchase, merger or consolidation, specifying the nature of the transaction in reasonable detail; and (y) at the time the Borrower gives notice pursuant to clause (2)(x) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the covenants contained in Section 9.1., after giving pro forma effect to such conveyance, sale, transfer, disposition, acquisition, purchase, merger or consolidation; and (3) in the case of a consolidation or merger involving the Parent, the Borrower or a Qualifying Unencumbered Property Owner, the Parent, the Borrower or such Qualifying Unencumbered Property Owner, as the case may be, shall be the survivor thereof; and
     (iv) the Parent, the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.
Section 9.7. Plan Assets.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.
Section 9.8. Fiscal Year.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 9.9. Modifications of Organizational Documents.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) would materially and adversely affect the Administrative Agent or the Lenders or their respective rights and remedies under the Loan Documents or (b) could reasonably be expected to have a Material Adverse Effect.

Section 9.10. Transactions with Affiliates.
     The Parent and the Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 9.10., (b) transactions solely among the Loan Parties, or (c) transactions in the ordinary course of business of the Parent, the Borrower, such Loan Party or such Subsidiary and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower, such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 9.10. if a Default or Event of Default exists or would result therefrom.
Section 9.11. Environmental Matters.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law, or in a manner that could reasonably be expected to lead to any claim under Environmental Law or pose a risk to human health, safety or the environment, in each case, which could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 9.12. Derivatives Contracts.
     The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Parent, the Borrower, such Loan Party or such Subsidiary in the ordinary course of business and which are intended to establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by such Person.
Article X. Default
Section 10.1. Events of Default.
     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
     (a) Default in Payment.
     (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans;
     (ii) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any interest on any of the Loans and in the case of this subsection (a)(ii) only, such failure shall continue for a period of 5 days; or

     (iii) The Borrower or any other Loan Party shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any other payment Obligations owing by the Borrower or such Loan Party under this Agreement, any other Loan Document or the Fee Letter and in the case of this subsection (a)(iii) only, such failure shall continue for a period of 5 days after the earlier of (x) the date upon which a Responsible Officer of the Parent, the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Parent or the Borrower has received written notice of such failure from the Administrative Agent.
     (b) Default in Performance.
     (i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.8., Section 8.4.(i), Section 9.1., any of Sections 9.4 through Section 9.9. or Section 9.12; or
     (ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent, the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Parent or the Borrower has received written notice of such failure from the Administrative Agent.
     (c) Misrepresentations. Any written statement, representation or warranty (other than (i) financial projections, budgets, forecasts, pro forma financial statements and other forward looking statements and (ii) general industry information) made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
     (d) Indebtedness Cross- Default.
     (i) The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and any Indebtedness in respect of any Derivatives Contract and other than any Indebtedness in respect of any Revolving Loan Document) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure exists) of $10,000,000 or more (or $100,000,000 or more in the case of Non-Recourse Indebtedness) (all such Indebtedness being “Material Indebtedness”); or
     (ii) (x) The maturity of any Material Indebtedness (other than any Indebtedness in respect of any Revolving Loan Document) shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness (other than any Indebtedness in respect of any Revolving Loan Document) shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or
     (iii) Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Recourse Indebtedness having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure exists) of $50,000,000 or more (other than the Loans and any Indebtedness in respect to any Derivatives Contract and other than any Indebtedness in respect of any Revolving Loan Document), any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Recourse Indebtedness or require any such Recourse Indebtedness to be prepaid or repurchased prior to its stated maturity;
     (iv) The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to pay when due (after giving effect to all applicable notice and cure rights) payments in respect of Derivatives Contracts in an aggregate amount of $10,000,000 or more; or
     (v) An Event of Default under and as defined in the Revolving Credit Agreement shall occur; provided, that solely in the case of this clause (v), the Lenders hereunder shall be deemed to have waived the corresponding Event of Default under this Section 10.1.(d)(v) to the extent that (x) the Revolving Credit Agreement Lenders waive such Event of Default (as defined in the Revolving Credit Agreement) in accordance with the terms of the Revolving Credit Agreement and (y) such event or circumstance does not also constitute an Event of Default under any other clause of this Section 10.1.
     (e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any other Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts generally as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
     (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
     (g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate (except as a result of the express terms thereof) any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

     (h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $10,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
     (i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days.
     (j) ERISA.
     (i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $20,000,000; or
     (ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $20,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
     (k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
     (l) Change of Control.
     (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”))(other then Sam Zell), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30.0% of the total voting power of the then outstanding voting stock of the Parent; or
     (ii) during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

     (iii) the Parent shall cease to own and control, directly or indirectly, more than (A) 50% of the outstanding Equity Interests of the Borrower and (B) 50% of the outstanding Equity Interests of MHC Trust or T1000;
     (iv) the Parent shall cease to have the sole and exclusive power to exercise all management and control over MHC Trust;
     (v) MHC Trust shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower; or
     (vi) the Borrower shall cease to have the sole and exclusive power to exercise all management and control over T1000.
Section 10.2. Remedies Upon Event of Default.
     While an Event of Default shall exist, the following provisions shall apply:
     (a) Acceleration; Termination of Facilities.
     (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Parent and the Borrower on behalf of themselves and the other Loan Parties.
     (ii) Optional. While any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Parent and the Borrower on behalf of themselves and the other Loan Parties.
     (b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
     (c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
     (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries and to exercise such power as the court shall confer upon such receiver.
     (e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider to the extent permitted under any applicable Specified Derivatives Contract or Applicable Law, and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.
Section 10.3. Marshaling; Payments Set Aside.
     None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender, or any Specified Derivatives Provider, or the Administrative Agent, any Lender, or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 10.4. Allocation of Proceeds.
     If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
     (a) amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;
     (b) payments of interest on all the Loans to be applied for the ratable benefit of the Lenders ;
     (c) payments of principal of all the Loans to be applied for the ratable benefit of the Lenders in such order and priority as the Lenders may determine in their sole discretion;
     (d) amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.10.;

     (e) payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and
     (f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 10.5. Rescission of Acceleration by Supermajority Lenders.
     If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Supermajority Lenders, then by written notice to the Borrower, the Supermajority Lenders may elect, in the sole discretion of such Supermajority Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Supermajority Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.
Section 10.6. Performance by Administrative Agent.
     If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party, as applicable, after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon from the date of such expenditure until paid at the interest rate applicable to Base Rate Loans or at the Post-Default Rate if then applicable under Section 2.2.(a). Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 10.7. Rights Cumulative.
     The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents and the Fee Letter shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent and the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
Article XI. The Administrative Agent
Section 11.1. Appointment and Authorization.
     Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this

Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that the Parent or the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 11.2. Wells Fargo as Lender.
     Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Parent, the

Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
Section 11.3. Approvals of Lenders.
     All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Parent or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination; provided, however, the provisions of this sentence shall not apply to any amendment, waiver or consent subject to the terms of Section 12.7.(c) or (d).
Section 11.4. Notice of Events of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 11.5. Administrative Agent’s Reliance.
     Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Parent, the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 11.6. Indemnification of Administrative Agent.
     Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the

Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 11.7. Lender Credit Decision, Etc.
     Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.
Section 11.8. Successor Administrative Agent.
     The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative

Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.
Section 11.9. Titled Agents.
     Each of the Arranger and the Syndication Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Article XII. Miscellaneous
Section 12.1. Notices.
     Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
     If to the Parent or the Borrower:
Equity Lifestyle Properties, Inc.
or
MHC Operating Limited Partnership
130 N. Wacker Drive
Chicago, Illinois 60606
Attention: Kenneth Kroot, General Counsel
Telecopy: (312) 279-1653
Telephone: (312) 279-1652
          with a copy to:
Equity Lifestyle Properties, Inc.
or
MHC Operating Limited Partnership
130 N. Wacker Drive
Chicago, Illinois 60606
Attention: Paul Seavey, Vice-President and Treasurer

Telecopy: (312) 279-1710
Telephone: (312).279-1488
          with a copy to (which shall not constitute notice):
Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive
30th Floor
Chicago, IL 60606
Attention: Louis R Hernandez and Daniel Perlman
Telecopy: (312) 499-6100
Telephone: (312) 499-6000
     If to the Administrative Agent:
Wells Fargo Bank, National Association
123 N. Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attention: Scott Solis
Telecopy: (312) 782-0969
Telephone: (312) 269-4818
     If to the Administrative Agent under Article II.:
Wells Fargo Bank, National Association
Minneapolis Loan Center
608 2nd Avenue South, 11th Floor
Minneapolis, Minnesota 55402
Attention: Teresa Mager, Syndications Administrator
Telecopier: 877-410-5027
Telephone: 612-667-4507
     If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such a copy shall not affect the validity of notice properly given to another Person.
Section 12.2. Expenses.
     The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.
Section 12.3. Stamp, Intangible and Recording Taxes.
     The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.
     Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding trust accounts) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and to the extent permitted under Applicable Law such Obligations as shall be contingent or unmatured.
Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE PARENT, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
     (b) EACH OF THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS. THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM

THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.
Section 12.6. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Loan at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) subject to Section 12.6.(b)(iii)(D), in any case not described in the immediately preceding subsection (A), the aggregate amount of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $15,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent; provided, however, that if after giving effect to such assignment, the outstanding principal balance of the Loan of such assigning Lender would be less than $15,000,000, then such assigning Lender shall assign the entire amount of the Loan at the time owing to it.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.
     (iii) Required Consents. No consent shall be required for any assignment except:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan if such assignment is to a Person that is not a Lender holding a Loan, an Affiliate of such a Lender, an Approved Fund with respect to such a Lender, a Revolving Credit Agreement Lender or an Affiliate of a Revolving Credit Agreement Lender; and
     (C) except as provided in Section 12.6.(b)(i)(A), the consent of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower (each such consent not to be unreasonably withheld or delayed), shall be required for any assignment of the principal outstanding balance of a Loan, which is less than $15,000,000 in an aggregate amount (unless such amount represents the entire amount of the assigning Lender’s Loan at the time owing to it); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.
     (iv) Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.
     (v) No Assignment to Parent or Borrower. No such assignment shall be made to the Parent, the Borrower or any of the Parent’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Parent or the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (i) decrease the amount of such Lender’s Loan, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (iii) reduce the rate at which interest is payable thereon or (iv) release any Guarantor from its Obligations under the Guaranty. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Upon request from the Administrative Agent, a Lender shall notify the Administrative Agent and the Borrower of the sale of any participation hereunder.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
Section 12.7. Amendments and Waivers.
     (a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any provision of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower or any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.
     (b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:
     (i) subject the Lenders to any additional obligations;
     (ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (other than the waiver of interest at the Post-Default Rate or retraction of the implementation of interest at the Post-Default Rate);
     (iii) reduce the amount of any Fees payable to the Lenders hereunder;
     (iv) modify the definition of “Termination Date”, otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations; provided, however, that any action to rescind the acceleration of the Obligations may be effected in accordance with Section 10.5.; or
     (v) waive a Default or Event of Default under Section 10.1.(a).
     (c) Consent of All Lenders. No amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of all of the Lenders), do any of the following:
     (i) waive the satisfaction of the conditions to the effectiveness of this Agreement contained in Section 5.1.;

     (ii) modify the definitions of “Credit Percentage” or amend or otherwise modify the provisions of Section 3.2.;
     (iii) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
     (iv) modify the definition of the term “Requisite Lenders”, “Supermajority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; or
     (v) release any Guarantor from its obligations under the Guaranty.
     (d) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default; provided, however, that any Event of Default resulting solely from the failure of any Loan Parties to give notice of a Default pursuant as required by Section 8.4.(i) shall be deemed to be waived upon the cure or waiver of such Default without any further action hereunder. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
     (e) If the Borrower enters into any amendment, supplement or other modification of the Revolving Credit Agreement or any other Revolving Loan Document that amends or modifies the covenants, events of default, acceleration rights or other material terms of the Revolving Credit Agreement (a “Revolving Credit Agreement Amendment”), and (i) a “Lender” under and as defined in the Revolving Credit Agreement that is also a Lender hereunder (a “Common Lender”) approves the Revolving Credit Agreement Amendment, and (ii) the Borrower, the Administrative Agent and the Lenders desire to amend this Agreement or the Loan Documents, as applicable upon identical terms (with such modifications that may be necessary to reflect that the Loans hereunder are term loans and not revolving loans), then such Common Lender shall be deemed to have approved of such amendment to this Agreement or the Loan Documents, as applicable.
Section 12.8. Nonliability of Administrative Agent and Lenders.
     (a) The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent or any Lender shall have any fiduciary responsibilities to the Parent, the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the business or operations of the Parent or the Borrower.
     (b) In connection with all aspects of the Loan Documents, the Borrower and the Parent acknowledge and agree that: (i) this Agreement and each transaction contemplated hereby is an arm’s-length commercial transaction between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of this Agreement and the other Loan Documents, (ii) none of the Lenders or the Administrative Agent has assumed or will assume an advisory, agency or fiduciary responsibility in the Borrower’s, the Parent’s or their respective Affiliates’ favor with respect to any of the transaction contemplated by the Loan Documents and none of the Lenders or the Administrative Agent has any obligation to the Borrower, the Parent or their respective Affiliates with respect to the transaction contemplated by the Loan Documents except those obligations expressly set forth in the Loan Documents, (iii) the Lenders, the Administrative Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the Borrower, the Parent and their respective Affiliates and none of the Lenders or the Administrative Agent shall have any obligation to disclose any of such interests, and (iv) none of the Lenders or the Administrative Agent has provided any legal, accounting, regulatory or tax advice with respect to this Agreement and the other Loan Documents and the Borrower, the Parent and their respective Affiliates have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
Section 12.9. Confidentiality.
     Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as (or at least as restrictive as) those of this Section, to (i) any actual or proposed Assignee, Participant or other transferee in connection with a potential transfer of any Loan or participation therein as permitted hereunder, or (ii) any actual or prospective, direct or indirect, counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law (and prior to such disclosure, to the extent permitted under Applicable Law, the Administrative Agent or applicable Lender shall provide written notice thereof to the Borrower); (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any of their respective Affiliates; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Lender, and their respective Affiliates may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities or self-regulatory authorities (including, without limitations, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the respective businesses of the Administrative Agent, any Lender or any of their respective Affiliates in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Lender or such Affiliate. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The obligations of any Person required to maintain the confidentiality of Information as provided in this Section shall survive the termination of this Agreement but shall terminate on the date one year following the Termination Date.
Section 12.10. Indemnification.
     (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each of the Lenders, each Affiliate of the Administrative Agent or any Lender and their respective directors, members, partners, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): actual losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or out-of-pocket expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including out-of-pocket counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Parent, the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.
     (b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary, any shareholder of the Parent or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Parent, the Borrower or any Subsidiary or by any Governmental Authority.
     (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.
     (d) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
     (e) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
     (f) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 12.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.
Section 12.11. Termination; Survival.
     This Agreement shall terminate at such time as all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 12.12. Severability of Provisions.
     If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 12.13. GOVERNING LAW.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 12.14. Counterparts.
     To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
Section 12.15. Obligations with Respect to Loan Parties.
     The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties.

Section 12.16. Independence of Covenants.
     All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 12.17. Limitation of Liability.
     None of the Administrative Agent, any Lender or any of their respective Affiliates or any officer, director, employee, attorney, or agent of the Administrative Agent, any Lender or any such Affiliate shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, any Lender or any of their respective Affiliates or any officer, director, employee, attorney, or agent of the Administrative Agent, any Lender or any such Affiliate for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.
Section 12.18. Entire Agreement.
     This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 12.19. Construction.
     The Administrative Agent, each Lender, the Parent and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and agree that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Lender, the Parent and the Borrower.
Section 12.20. Headings.
     The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER: MHC OPERATING LIMITED PARTNERSHIP
By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc., its Sole Voting Shareholder

By:	/s/ Paul Seavey
	Name:	Paul Seavey
	Title:	Vice President and Treasurer

PARENT: EQUITY LIFESTYLE PROPERTIES, INC.
By:	/s/ Paul Seavey
	Name:	Paul Seavey
	Title:	Vice President and Treasurer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement
with MHC Operating Limited Partnership]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By:	/s/ Marla S. Bergrin
	Name:	Marla S. Bergrin
	Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement
with MHC Operating Limited Partnership]

BANK OF AMERICA, N.A., as a Syndication Agent and as a Lender
By:	/s/ Ann E. Superfisky
	Name:	Ann E. Superfisky
	Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement
with MHC Operating Limited Partnership]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Curt M. Steiner
	Name:	Curt M. Steiner
	Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement
with MHC Operating Limited Partnership]

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Dan LePage
	Name:	Dan LePage
	Title:	Authorized Signatory

SCHEDULE I
Commitments

Lender	Commitment Amount
WELLS FARGO BANK, NATIONAL ASSOCIATION	$75,000,000
BANK OF AMERICA, N.A.	$50,000,000
U.S. BANK NATIONAL ASSOCIATION	$50,000,000
ROYAL BANK OF CANADA	$25,000,00

Total:	$200,000,000

Schedule A
Acquired Assets

Property Name	Address of Property
Apache East	3500 South Tomahawk Dr.
Apache Junction, AZ 85219
County of Pinal

Avon	2600 West Auburn Road
Rochester Hills, MI 48309-4064
County of Oakland

Buena Vista	4301 El Tora Boulevard
Fargo, ND 58103
County of Cass

Carefree Village, FL	8000 Sheldon Road
Tampa, FL 33615
County of Hillsborough

Clinton, Hometown	38080 Le Chateau Boulevard
Clinton, MI 48038
County of Macomb

Cranberry Lake	9620 Highland Road
White Lake, MI 48386
County of Oakland

Denali Park	3405 South Tomahawk Dr.
Apache Junction, AZ 85219
County of Pinal

Emerald Lake	24300 Airport Road
Punta Gorda, FL 33950
County of Charlotte

Foxwood Farms	4500 NW Blitchton Road
Ocala, FL 34482
County of Marion

Hidden Valley	8950 Polynesian Lane
Orlando, FL 32836
County of Orange

Lake in the Hills	2700 Shimmons Road
Auburn Hills, MI 48326
County of Oakland

Lakeland Junction	202 E Griffin Road
Lakeland, FL 33805
County of Polk

Lakeside Terrace	24 Sunrise Lane
Fruitland Park, FL 34731
County of Lake

Maple Grove Estates	8597 West Irving Lane
Boise, ID 83704
County of Ada

Property Name	Address of Property
Old Orchard	10500 Lapeer Road
Davison, MI 48423
County of Genesee

Orange Lake	15840-32 State Road 50
Clermont, FL 34711
County of Lake

Palm Beach Colony	2000 North Congress Ave.
West Palm Beach, FL 33409
County of Palm Beach

Parkwood Communities	414 Springlake Road
Wildwood, FL 34785
County of Sumter

Regency Lakes	216 Regency Lakes Drive
Winchester, VA 22603
County of Frederick

Rosemount Woods	13925 Bunratty Avenue
Rosemount, MN 55068
County of Dakota

Royal Estates	8300 Ravine Road
Kalamazoo, MI 49009
County of Kalamazoo

Shady Lane Oaks	15777 Bolesta Road #174
Clearwater, FL 33760
County of Pinellas

Starlight Ranch	6000 East Pershing Avenue
Orlando, FL 32822
County of Orange

Swan Creek	6988 McKean Road
Ypsilanti, MI 48917
County of Washtenaw

Westpark	2501 West Wickenburg Way
Wickenburg, AZ 85390
County of Maricopa

Westpark Expansion (Part of Westpark)	Expansion parcel related to Westpark

Cheron Village	13222 SW 9th Court
Davie, FL 33325-4154
County of Broward

Chesterfield (a/k/a Hometown Chesterfield)	49900 Fairchild Road
Chesterfield, MI 48051
County of Macomb

Coach Royale, ID	181 and 219 North Liberty Drive
Boise, ID 83704
County of Ada

Covington Estates	3942 Glenwick Drive
St. Cloud, Florida 34772
Osceola County

Property Name	Address of Property
Crystal Lake-Zephyrhills	4604 Lake Crystal Blvd.
Zephyrhills, FL 33541-2141
County of Pasco

Kings and Queens	2808 North Florida Avenue
Lakeland, FL 33805
County of Polk

Novi, Hometown	41875 Carousel Street
Novi, MI 48377
County of Oakland

Shady Lane Village	15666 49th Street North
Clearwater, FL 33762
County of Pinellas

Stonegate Manor	1 Stonegate Drive
North Windham, Connecticut 06256
Windham County

Stonegate — Storage	Self-storage facilities located adjacent and near Stonegate Manor

Tarpon Glen	1038 Sparrow Lane
Tarpon Springs, FL 34689
County of Pinellas

Macomb (a/k/a Hometown Macomb)	45301 Chateau Thierry Blvd.
Macomb, MI 48044
County of Macomb

Westbrook	45013 Catalpa Blvd
Macomb, MI 48044
County of Macomb

Holly Hills	16181 Lancaster Way
Holly, MI 48442
[Note: Acquired Assets only include interest in a loan secured by this property]	County of Oakland
Grand Blanc	8225 Embury Rd
Grand Blanc, MI 48439
[Note: Acquired Assets only include interest in a loan secured by this property]	County of Genesee

Schedule 1.1
Qualifying
Unencumbered Properties
Currently Qualifying Unencumbered Properties
Apollo
Appalachian
Arrowhead RV
Barrington Hills — Sunburst Port Richey
Bay Lake Estates
Breezy Hill
Bulow Plantation
Carefree Manor
Casa del Sol Resort East III
Contempo Marin
Coquina Crossing
Country Sunshine
Countryside at Vero Beach
Countryside RV
Date Palm Country Club
Fairview Manor
Foothill Village
Fort Myers Beach
Four Seasons
Glen Ellen
Golden Sun RV
Golden Terrace RV
Golden Terrace South
Grand Island Resort
Gulf Air
Gulf View
Hacienda Village
Harbor Lakes — Encore Port Charlotte
Highland Wood Travel Park
Indian Oaks
Laguna Lake
Lake George Escape
Lake George Schroon Valley
Lake Magic
Lake Myers RV
Lakeside
Lakewood — Sunburst Harlingen
Manatee
Meadowbrook
Mesa Verde RV
Mid-Florida Lakes Yacht Club
Mt. Hood
Old Chatham
Paradise Park
Paradise South

Pasco
Pickwick
Quail Hollow
Robin Hill
Royal Holiday
Royal Oaks
San Francisco RV
Silk Oak
Southern Comfort
Southern Palms
Sun Valley
Sunshadow
Sunshine Holiday — Encore Daytona Beach North
Sunshine RV — Encore Harlingen
Sunshine Travel — Encore Vero Beach
Tahoe Valley
The Mark (Seyena Vista)
The Meadows
Tranquil Timbers
Twin Mills
Vacation Village
Westwinds
Willow Lake Estates
Windmill Manor
Winter Gardens
Woodland Hills
Yukon Trails
Property to become a Qualifying Unencumbered Properties as of 7/1/11
Harbor View Mobile Manor
Qualifying Unencumbered Properties to be acquired in the Hometown America Acquisition
Apache East
Avon
Buena Vista
Carefree Village
Chesterfield
Clinton
Clover Leaf Forest
Coach Royale
Covington Estates
Cranberry Lake
Crystal Lakes-Zephyrhills
Denali Park
Emerald Lake
Foxwood
Grand Blanc
Holly Hills
Kings & Queens
Lakeland Junction

Lakeside Terrace
Lil Wolf
Maple Grove
Novi
Old Orchard
Palm Beach Colony
Rosemount Woods
Royal Estates
Shady Village
Starlight Ranch
Tarpon Glen
The Glen
Westpark

Schedule 6.1(b)
Ownership Structure
Part I
MHC Trust
Capital Ownership in MHC Operating Limited Partnership
As of 5/10/11

	Number of OP Unit	Value of
	equivalents	partnership units	5/10/2011
Partner OP Units	5/10/2011	5/10/2011	Ownership
MHC Trust preferred E	1.00000	250,000	0.0107%
MHC Trust preferred G	1.00000	200,000,000	8.5713%
MHC Trust OP Units	31,209,453	1,874,127,653	80.3185%
LP OP Units	4,312,958	258,993,128	11.0995%

	35,522,413	2,333,370,781	100.0000%

Total MHC Trust			88.9005%

ELS NYSE closing price on 5/10/2011		60.0500
MHC Operating Partnership
Limited Partner Unit Ownership
As of 5/10/11

Partner Name	# of Units

SHELI Z ROSENBERG	11,530
ARTHUR A GREENBERG	8,314
GERALD A SPECTOR	320
BARRY SHEIN	9,482
JERRY PEZZELLA JR	1,118
S CODY ENGLE	500
Evan P Freed	1,557
JAMES S HENERSON	4,316
ALAN LIPMAN TTEE	1,475
MARCIA MEYERSON TTEE, AUBREY &	8,527
ROBERT & COLLEEN THOMAS TTEES OF	1,557
PINE LAKES VENTURE	20,730
BARBARA H TIPPETT REV TR	2,937
BOND FAM 1996 REV LIV TR DTD 10/22/96	33,989
CHARLES S AND ALICE B KNIGHT	7,757
COLVIN REV TR, OLIVER P AND	33,525
DAVID ASH JOHNSON LIV TR DTD	10,800
DEEL REV TR BOYD B AND	190,448

Partner Name	# of Units

DONALD C CHRISTOPHER	4,162
FA AND AN CHRISTOPHER TR, FRANK A &	12,748
FRANK A CHRISTOPHER	10,831
JERRY G BRASSFIELD LIV TR	345,016
JO ANN BRASSFIELD LIV TR	300,000
JULI LYNN CHRISTOPHER TRUST	1,203
KAPP FAMILY TRUST	14,000
LISA KAREN CHRISTOPHER TRUST ANNA	1,203
LORI ANN CHRISTOPHER TRUST FRANK A	1,203
MELISSA BRASSFIELD REV TR	20,737
ROBIN J AND ROGER BEST	12,264
WILLIAMS LIV TR DTD 09/26/86	10,000
REB BRASSFIELD REV TR	94,410
ROBERT ANTHONY BRASSFIELD REV TR	20,737
SHARON J ATTERMANN	6,409
W SCOTT HROZA	4,848
WILLIAM C AND MARJORIE A IVERSON	27,122
SAMSTOCK LLC	13,641
EGI HOLDINGS, INC	579,873
EGIL INVESTMENTS, INC	579,873
HERBERT C & KAREN E DRIVER	808
MAHENDRA R PATEL 1985 REV TR	1,317
MARIANNE C SNELL SURVIVORS TRUST	38,460
RONDELL B HANSON TRUSTEE	38,903
JAMES M KRUEGER TRUSTEE	44,003
DAN G OLSEN	5,750
HAROLD D AND LAEL N ARBON TRUSTEES	21,889
CHARLES E. & CLAIRE JACOBSON,TTEES	388,108
Corey C. & Jill A. Anderson	12,264
G GERVAISE DAVIS III &	20,000
DAVID ASH & ELIZABETH	7,000
MONTE VISTA, LLC	315,000
WILLIAMS FAMILY REVOCABLE LIVING TRUST	65,466
WINBY FAMILY TRUST C	10,178
Realty Systems, Inc.	670
Equity LifeStyle Properties, Inc.	10
MHC T1000 Trust	10
MHC Financing Limited Partnership Two	10
MHC MT. HOOD VILLAGE, L.L.C.	10
BLUE RIBBON COMMUNITIES LIMITED PARTNERSHIP	10
MHC BLAZING STAR, L.L.C.	10
ROGER HOWARD	13,495
STACY HOWARD	11,000
ROGER W. A. HOWARD TRUST UA 6/22/01	9,000
DON & MICHELE PARMITER LIVING TR DTD 5/8/2009	48,427
LINDSAY ANNE WESTON	4,720
ELIN M. JOHNSON LIVING TRUST DTD OCTOBER 18, 2006	6,676
WINBY FAMILY TRUST	981

Partner Name	# of Units

WINBY FAMILY TRUST A UA 05/17/94	8,466
JOYCE R CARRIER TRUSTEE	30,662
SZKT HOLDINGS, L.L.C.	98,271
SZMT HOLDINGS, L.L.C.	98,274
SZJT HOLDINGS, L.L.C.	98,271
ZFTJT HOLDINGS, L.L.C.	149,985
ZFTGT HOLDINGS, L.L.C.	32,140
ZFTMT HOLDINGS, L.L.C.	149,984
ZFTKT HOLDINGS, L.L.C.	149,985
ZELL GENERAL PARTNERSHIP, INC	12,033
SANFORD SHKOLNIK, TRUSTEE	11,530
MHC-DeAnza Financing Limited Prshp	10
MHC Date Palm, LLC	10

Total Limited Partner Units	4,312,958
Part II
Equity LifeStyle Properties
Schedule of Unconsolidated Affiliates
As of 5/6/2011

Legal Name	Type of Entity	Economic interest
Home Associates, L.P.	Limited Partnership	65%
Kolb Investors, LLC	Limited Liability Corporation	50%
Kolb Sales, LLC	Limited Liability Corporation	50%
Long Neck Water Company, L.L.C.	Limited Liability Corporation	6%
Plantation Company, L.L.C.	Limited Liability Corporation	50%
Plantation Retail, L.L.C.	Limited Liability Corporation	50%
Trails Associates, L.L.C.	Limited Liability Corporation	50%
Trails West Retail, L.L.C.	Limited Liability Corporation	50%
Villa del Sol Associates, LP	Limited Partnership	65%
Voyager Kolb Land, L.L.C.	Limited Liability Corporation	25%
Voyager Kolb Water, LLC	Limited Liability Corporation	25%
Voyager RV Resort, LLC	Limited Liability Corporation	50%
Voyager Sales, LLC	Limited Liability Corporation	50%
Voyager Water Company	Chapter C – Corporation	25%

Schedule 6.1(h)
Litigation
1.	Suit filed by a group of tenants at Parent’s property in Ceres, California filed a complaint in California Superior Court for Stanislaus County, on December 1, 2006, alleging Parent had failed to properly maintain the property and improperly reduced services provided to the tenants, among other allegations. Trial began on July 27, 2010 and 6 out of the 72 plaintiffs were awarded damages. Plaintiffs who were awarded nothing filed a motion for a new trial or alternatively for judgment notwithstanding the jury’s verdict, which the Court denied on February 14, 2011. Parent is seeking an attorneys’ fee award of approximately $2.06 million while plaintiff’s memorandum of costs indicate an intention to file a motion that seeks an attorneys’ fees award of approximately $1.09 million.

2.	Suit filed by a group of tenants at the Parent’s property in San Jose, California filed a complaint on April 30, 2009 in California Superior Court for Santa Clara County, alleging that the Parent failed to properly maintain the property and improperly reduced the services provided to tenants, among other allegations. On October 8, 2009, the court granted the Parent’s motion to compel arbitration and stayed the court proceedings pending the outcome of the arbitration. Plaintiffs sought to overturn the trial court’s arbitration and stay orders, and filed a petition with the Court of Appeal and the oral arguments were heard on February 22, 2011.

3.	Class action lawsuit filed by a single named plaintiff on October 16, 2008 in California state court, alleging that when the Parent acquired substantially all of the assets and certain liabilities of Privileged Access, LP on August 14, 2008, the Parent and other named defendants willfully failed to pay former California employees of Privileged Access and its affiliates (“PA”) who became employees of the Parent all of the wages they earned during their employment with PA, including accrued violation time. The complaint seeks, among other relief, compensatory and statutory damages, restitution, pre-judgment and post-judgment interest, attorney’s fees, expenses and costs, penalties, and exemplary and punitive damages, but does not specify a dollar amount. On February 15, 2011, the Court granted plaintiff’s motion for class certification.

4.	Class action lawsuit filed by a single named plaintiff on December 16, 2008 in Washington state court by a single named plaintiff, represented by the same counsel as the plaintiff in the litigation matter provided in item 2 above, asserting on behalf of a putative class of Washington employees of PA who became employees of the Parent substantially similar allegations as are alleged in the California class action in item 2 above. On April 3, 2009, the Court dismissed some causes of action but did not dismiss the action for breach of contract, the duty of good faith and fair dealing and unjust enrichment. On July 30, 2010, the named plaintiff in this case died as a result of unrelated accident, and plaintiff’s counsel may attempt to substitute a new plaintiff.

Schedule 9.10
Transactions with Affiliates
None.

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	____________________

____________________

2.	Assignee[s]:	____________________

____________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	MHC Operating Limited Partnership

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The $200,000,000.00 Term Loan Agreement dated as of July 1, 2011 among MHC Operating Limited Partnership, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent and the other parties thereto.

6.	Assigned Interest[s]:

Aggregate
		Amount of		Percentage
		Loans for all	Amount of	Assigned of	CUSIP
Assignor[s][5]	Assignee[s][6]	Lenders[7]	Loan Assigned	Loan[8]	Number
		$	$	%
		$	$	%

[7.	Trade Date:	______________][9]
[Page break]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10] [NAME OF ASSIGNOR]
By:
Name:
Title:

[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE[S][11] [NAME OF ASSIGNEE]
By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title:

[Page Break]

[10]	Add additional signature blocks as needed.

[11]	Add additional signature blocks as needed.

[Consented to and]12 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

[Consented to:]13

MHC OPERATING LIMITED PARTNERSHIP
By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc.,
its sole Voting Shareholder

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

[13]	Include signature of the Borrower only if required under Section 12.6.(b) of the Loan Agreement.

ANNEX 1
[__________________]14
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Loan Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2., as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in

[14]	Describe Loan Agreement at option of Administrative Agent.

taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF GUARANTY
     THIS GUARANTY dated as of July 1, 2011 executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), Equity Lifestyle Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”) and the Administrative Agent (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”) and the other parties thereto.
     WHEREAS, pursuant to the Loan Agreement and the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Loan Agreement;
     WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;
     WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available to the Borrower under the Loan Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and
     WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making such financial accommodations to the Borrower.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
     Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all Obligations under the Loan Agreement and the other Loan Documents to the Administrative Agent or any other Guarantied Party thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

     Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.
     Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
     (a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Loan Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Loan Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
     (b) any lack of validity or enforceability of the Loan Agreement, any of the other Loan Documents or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
     (c) any furnishing to the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;
     (d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;
     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

     (f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
     (g) any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;
     (h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;
     (i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;
     (j) any defense, set off, claim or counterclaim (other than payment and performance in full of the Guarantied Obligations) which any at any time be available to or be asserted by the Borrower, any other Loan party or any other Person against the Administrative Agent or any other Guarantied Party;
     (k) any change in corporate existence, structure or ownership of the Borrower or any other Loan Party;
     (l) any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any other Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
     (m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than payment and performance in full or release or termination of the obligations of any Guarantor hereunder as provided by the terms of the Loan Agreement).
     Section 4. Action with Respect to Guarantied Obligations. The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Loan Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.
     Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Loan Agreement and the other Loan Documents, as if the same were set forth herein in full.
     Section 6. Covenants. Each Guarantor will comply with all covenants that which the Borrower is to cause such Guarantor to comply with under the terms of the Loan Agreement or any of the other Loan Documents.
     Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
     Section 8. Inability to Accelerate Loan. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any one of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
     Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Loan Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.
     Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement.
     Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes, subject to

Section 3.10. of the Loan Agreement), and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding, subject to Section 3.10. of the Loan Agreement, such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
     Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party and each Participant, at any time while an Event of Default exists, subject to and pursuant to Section 12.4 of the Loan Agreement, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or such Participant or any affiliate of the Administrative Agent, or such Lender to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation, to the extent permitted under the Loan Agreement.
     Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been paid in full.
     Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the

Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.
     Section 15. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been paid in full and the Commitments have expired or terminated. This Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents. For purposes of this Section, the following terms have the indicated meanings:
     (a) “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.
     (b) “Ratable Share” means, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.
     (c) “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.
     Section 16. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
     Section 17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     SECTION 18. WAIVER OF JURY TRIAL.
     (a) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
     (B) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT

OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (C) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, AND THE TERMINATION OF THIS GUARANTY.
     Section 19. Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Loan Agreement, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
     Section 20. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
     Section 21. Termination. Notwithstanding any provision contained herein to the contrary, except as provided in Section 9, this Guaranty shall remain in full force and effect with respect to each Guarantor until payment in full of the Guarantied Obligations and the termination of the Loan Agreement in accordance with Section 12.11 thereof, in each case other than contingent indemnification obligations for which no claim has been made, and the termination or cancellation of the Loan Agreement in accordance with its terms.
     Section 22. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Loan Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.9. of the Loan Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
     Section 23. Joint and Several Obligations. The Obligations of the Guarantors hereunder shall be joint and several, and accordingly, each guarantor confirms that it is liable for the full amount of the “Guarantied Obligations” and all of the obligations and liabilities of each of the other Guarantors hereunder.
     Section 24. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 12.7 of the Loan Agreement.
     Section 25. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 1:00 p.m. Central time on the date of demand therefor.
     Section 26. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its respective address for notices provided for in the Loan Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.
     Section 27. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 28. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
     Section 29. Limitation of Liability. Neither the Administrative Agent nor any other Guarantied Party, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any other Guarantied Party, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Loan Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any other Guarantied Party or any of the Administrative Agent’s or any other Guarantied Party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by hereby or thereby.
     Section 30. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.6 of the Loan Agreement.
     Section 31. Definitions. (a) For the purposes of Section 14 of this Guaranty:

     “Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
     (b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Loan Agreement.
[Signatures on Following Page]

     IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

MHC TRUST
By:	Equity Lifestyle Properties, Inc.,
Its sole Voting Shareholder

By:
Name:
Title:

MHC T1000 TRUST
By:	MHC Operating Limited Partnership,
its sole Voting Shareholder

By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc.,
its sole Voting Shareholder

By:
Name:
Title:

EQUITY LIFESTYLE PROPERTIES, INC.
By:
Name:
Title:

Address for Notices for all Guarantors:

c/o MHC Operating Limited Partnership
130 N. Wacker Drive
Chicago, Illinois 60606
Attention:  _____________
Telecopy:        (____) __________
Telephone:      (____) __________

ANNEX I
FORM OF ACCESSION AGREEMENT
     THIS ACCESSION AGREEMENT dated as of ____________, ____, executed and delivered by ______________________, a _____________ (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), Equity Lifestyle Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Administrative Agent, (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”), and the other parties thereto.
     WHEREAS, pursuant to the Loan Agreement, the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Loan Agreement;
     WHEREAS, the Borrower, the New Guarantor and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Guarantied Parties through their collective efforts;
     WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available to the Borrower under the Loan Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and
     WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the other Guarantied Parties continuing to make such financial accommodations to the Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
     Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of July 1, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
     (a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

     (b) makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and
     (c) consents and agrees to each provision set forth in the Guaranty.
     SECTION 2. GOVERNING LAW. THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Loan Agreement.
     IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]
By:
Name:
Title:

Address for Notices: c/o MHC Operating Limited Partnership

Attention: _____________________ Telecopier: (___)_________________ Telephone: (___) _______________

Accepted: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

EXHIBIT C
FORM OF NOTICE OF BORROWING
                    , 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
608 2nd Avenue South, 11th Floor
Minneapolis, Minnesota 55402
Attention: Scott Solis
Telecopy:	(312) 782-0969
Telephone:	(312) 269-4818
Ladies and Gentlemen:
     Reference is made to that certain Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.
1.	Pursuant to Section 2.1.(b) of the Loan Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate principal amount equal to $ (net of all fees and expenses).

2.	The Borrower requests that such Loans be made available to the Borrower on July 1, 2011.

3.	The Borrower hereby requests that the requested Loans all be of the following Type:

[Check one box only]
☐ Base Rate Loans

☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 month
	☐	2 months
	☐	3 months
	☐	6 months
4.	The proceeds of this borrowing of Loans will be used for the following purpose:

C-1

5.	The Borrower requests that the proceeds of this borrowing of Loans be made available to the Borrower by wire transfer in immediately available funds to:
     [insert wire instructions for Borrower’s account].
     The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and immediately after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the Loans contained in Article V. of the Loan Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loans are made.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

MHC OPERATING LIMITED PARTNERSHIP
By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc., its sole Voting Shareholder

By:
Name:
Title:

C-2

EXHIBIT D
FORM OF NOTICE OF CONTINUATION
                    , 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
608 2nd Avenue South, 11th Floor
Minneapolis, Minnesota 55402
Attention: Scott Solis
Telecopy:	(312) 782-0969
Telephone:	(312) 269-4818
Ladies and Gentlemen:
     Reference is made to that certain Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.
     Pursuant to Section 2.6. of the Loan Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Loan Agreement, and in connection with such a request, sets forth below the information relating to such Continuation as required by such Section of the Loan Agreement:
1.	The proposed date of such Continuation is , 20_.

2.	The aggregate principal amount of Loans subject to the requested Continuation is $ and was originally borrowed by the Borrower on , 20_.

3.	The portion of such principal amount subject to such Continuation is $ .

4.	The current Interest Period for each of the Loans subject to such Continuation ends on , 20_.

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	☐	1 month
	☐	2 months

D-1

☐	3 months
☐	6 months
     The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the proposed date of the requested Continuation and after immediately giving effect thereto, no Event of Default exists or will exist.
     If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7. of the Loan Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

MHC OPERATING LIMITED PARTNERSHIP
By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc.,
its sole Voting Shareholder

By:
Name:
Title:

D-2

EXHIBIT E
FORM OF NOTICE OF CONVERSION
                    , 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
608 2nd Avenue South, 11th Floor
Minneapolis, Minnesota 55402
Attention: Scott Solis
Telecopy:	(312) 782-0969
Telephone:	(312) 269-4818
Ladies and Gentlemen:
     Reference is made to that certain Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.
     Pursuant to Section 2.7. of the Loan Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Loan Agreement, and in connection with such a request, sets forth below the information relating to such Conversion as required by such Section of the Loan Agreement:
1.	The proposed date of such Conversion is , 20_.

2.	The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans
3.	The aggregate principal amount of Loans subject to the requested Conversion is $ and was originally borrowed by the Borrower on , 20_.

4.	The portion of such principal amount subject to such Conversion is $ .

E-1

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 month
	☐	2 months
	☐	3 months
	☐	6 months
     The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the proposed date of the requested Continuation and immediately after giving effect thereto, no [Default or]1 Event of Default exists or will exist.
     If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Loan Agreement.
     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

MHC OPERATING LIMITED PARTNERSHIP
By:	Equity Lifestyle Properties, Inc.,
its sole Voting Shareholder

By:
Name:
Title:

[1]	Insert this language if a conversion from a Base Rate Loan to a LIBOR Loan is being requested.

E-2

EXHIBIT F
FORM OF TERM LOAN NOTE

$	, 20__
     FOR VALUE RECEIVED, the undersigned, MHC OPERATING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Illinois (the “Borrower”) hereby unconditionally promises to pay to the order of ___________________________ (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, NorthStar East Building, MAC:N9303-110, 608 Second Avenue S., Minneapolis, Minnesota 55402, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Loans made by the Lender to the Borrower under the Loan Agreement (as herein defined)), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Loan Agreement.
     The date, amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by the Lender.
     This Note is one of the “Notes” referred to in the Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, Equity Lifestyle Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Loan Agreement.
     The Loan Agreement, among other things, (a) permits the prepayment of the Loans evidenced by this Note by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the maturity of the Loans evidenced by this Note upon the occurrence of certain specified events.
     Except as permitted by Section 12.6. of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

G-1

     The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.
     Time is of the essence for this Note.
     IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

MHC OPERATING LIMITED PARTNERSHIP
By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc., its sole Voting Shareholder

By:
Name:
Title:

G-2

SCHEDULE OF LOANS
     This Note evidences Loans made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

	Principal Amount	Amount Paid or	Unpaid	Notation
Date of Loan	of Loan	Prepaid	Principal Amount	Made By

G-1

EXHIBIT I
TRANSFER AUTHORIZER DESIGNATION
(For Disbursement of Loan Proceeds by Funds Transfer)
☐ NEW   ☐ REPLACE PREVIOUS DESIGNATION   ☐ ADD   ☐ CHANGE    ☐ DELETE LINE NUMBER   _____
The following representatives of MHC Operating Limited Partnership (“Borrower”) are authorized to request the disbursement of Loan Proceeds and initiate funds transfers for Loan Number 104239 assigned to the unsecured term loan facility evidenced by the Term Loan Agreement dated July 1, 2011 among the Borrower, Equity Lifestyle Properties, Inc., each of the financial institutions initially a signatory thereto together with their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent for the Lenders (the “Administrative Agent”) and the other parties thereto. The Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

Maximum
Wire
Name	Title	Amount[1]
[Continued on next page]

[1]	Maximum Wire Amount may not exceed the Loan Amount.

Beneficiary Bank and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

	Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

2.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

	Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

3.

Transfer Funds to (Receiving Party Account Name):

Receiving Party Account Number:

	Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number

Maximum Transfer Amount:

Further Credit Information/Instructions:

Date:                     , 2011

MHC OPERATING LIMITED PARTNERSHIP
By:	MHC Trust, its General Partner

By:	Equity Lifestyle Properties, Inc.,
its sole Voting Shareholder

By:
Name:
Title:

EXHIBIT J
FORM OF OPINION OF COUNSEL

Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
First Floor
New York, NY 10022
telephone 212-318-6000 • facsimile 212-319-4090 • www.paulhastings.com
Atlanta
Beijing
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Los Angeles
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New York
Orange County
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Paris
San Diego
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Shanghai
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Washington, DC

July 1, 2011	72869.00095
To the Agent and the Lenders
identified below:
Ladies and Gentlemen:
We have acted as counsel to MHC Operating Limited Partnership, a limited partnership formed under the laws of the State of Illinois (the “Borrower”). Equity Lifestyle Properties, Inc., a Maryland, corporation (the “Parent”), MHC Trust, a Maryland real estate investment trust (“MHC Trust”), and MHC T1000 Trust, a Maryland real estate investment trust (“T1000 Trust”), in connection with the Term Loan Agreement dated as of July 1, 2011 (the “Loan Agreement”), among the Borrower, Parent, the lending institutions party thereto (each a “Lender” and, collectively, the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (in such capacity, the “Agent” and together with the Lenders, referred to herein as “you”). The Borrower, Parent, MHC Trust and T1000 Trust are referred to herein individually as a “Credit Party” and collectively as the “Credit Parties”. This opinion is being delivered at the request of the Credit Parties pursuant to Section 5.1(a)(iv) of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.
As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:
(i)	the Loan Agreement;

(ii)	the Notes of even date herewith (the “Notes”) by the Borrower in favor of the Lenders;

(iii)	the Guaranty;

(iv)	the certificate of limited partnership of the Borrower, certified as of June 8, 2011 by the Secretary of State of the State of Illinois, and the limited partnership agreement of the Borrower as certified by the Secretary of the Borrower as of the date hereof (collectively, the “Charter Documents”);

July 1, 2011

(v)	a certificate of the Secretary of State of the State of Illinois as to the formation and good standing of the Borrower under the laws of the State of Illinois as of June 7, 2011 (the “Good Standing Certificate”);

(vi)	resolutions adopted by the Borrower’s general partner on July 1, 2011, certified by the Secretary of the Borrower, relating to the execution and delivery of, and the performance by the Borrower of its obligations under, the Loan Documents (as defined below) to which it is a party; and

(vii)	certificates of officers and other representatives of each of the Credit Parties certifying the incumbency, authority and true signatures of the officers or representatives of each of the Credit Parties authorized to sign the Loan Documents to which such Credit Party is a party and the certificates and other documents and instruments being delivered by such Credit Party pursuant to such Loan Documents and certifying as to other factual matters.
The Loan Agreement, the Notes and the Guaranty are referred to herein, individually, as a “Loan Document” and, collectively, as the “Loan Documents”.
In addition, we have made such investigations of law as we have deemed relevant and necessary as a basis for the opinions expressed below.
In such examination and in rendering the opinions expressed below, we have assumed; (i) the due authorization, execution and delivery of each Loan Document (other than the due authorization, execution and delivery of the Loan Documents by the Borrower), and each other document referred to above by all of the patties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, corporate records, certificates and other instruments reviewed by us conform to such original documents, corporate records, certificates and other instruments; (v) the legal capacity of all individuals executing documents; (vi) that the Loan Documents are the valid and binding obligations of each of the parties thereto (other than the Credit Parties) under New York law, enforceable against such parties (other than the Credit Parties) under New York law in accordance with their respective terms and have not been amended or terminated orally or in writing except as disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Credit Parties and other Persons on which we have relied for the purposes of this opinion (including, without limitation, the Good Standing Certificate) are true and correct on and as of the date hereof; (viii) that the rights and remedies set forth in the Loan Documents will be exercised reasonably and in good faith

July 1, 2011

and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of, or other holders of equity interests in, any of the Credit Parties; (ix) that each of Parent, MHC Trust and T1000 Trust is a validly existing corporation or real estate investment trust, as applicable, in good standing under the laws of the State of Maryland; (x) that each of Parent, MHC Trust and T1000 Trust has the power and authority to enter into and carry out its obligations under the Loan Documents to which it is a party; (xi) that each of Parent, MHC Trust and T1000 Trust has taken all necessary action on its part to be taken by it in order to authorize the execution, delivery and performance of the Loan Documents to which it is a party; (xii) that each of Parent, MHC Trust and T1000 Trust has duly executed and delivered each of the Loan Document to which it is a party; and (xiii) that the execution and delivery by each of Parent, MHC Trust and T1000 Trust of the Loan Documents to which it is a party and the performance by such Credit Party of its obligations under the Loan Documents to which it is a party do not violate any provision of the articles of incorporation or certificate of declaration of trust (or equivalent governing document) of such Credit Party or the bylaws (or equivalent governing document) of such Credit Party. As to all questions of fact material to this opinion, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers and representatives of the Credit Parties and upon the representations and warranties of the Credit Parties contained in the Loan Documents and the Loan Agreement.
Statements in this opinion which are qualified by the expression “to our knowledge”, “of which we have knowledge”, “known to us” or “we have no reason to believe” or other expressions of like import are limited solely to the current actual knowledge of Louis R. Hernandez, III, Kimberly Edsenga and Sheila Kang, who are the attorneys in this Firm who have devoted substantive attention to the representation of the Credit Parties in connection with the preparation, negotiation, execution and delivery of the Loan Documents (and expressly exclude the knowledge of any other person in this Firm and any constructive or imputed knowledge of any information, whether by reason of our representation of the Credit Parties or otherwise). We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.
Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the following opinion:
          1. The Borrower is a validly existing limited partnership in good standing under the laws of the State of Illinois; and the Borrower has the limited partnership power and authority to enter into and carry out its obligations under the Loan Documents to which it is a party.

July 1, 2011

          2. The Borrower has taken all necessary limited partnership action on its part to be taken by it in order to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and the Borrower has duly executed and delivered each of the Loan Documents to which it is a party.
          3. Each of the Loan Documents constitutes the valid and binding obligation of each Credit Party which is a party thereto, enforceable against such Credit Party in accordance with its terms.
          4. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the incurring and repayment by the Borrower of the borrowings under the Loan Agreement and the guaranteeing by each other Credit Party of such borrowings pursuant to the Loan Documents to which it is a party do not (i) cause such Credit Party to violate any federal or New York State law, rule or regulation, or (ii) cause such Credit Party to violate any order, judgment or decree of any federal or New York state court or governmental body or authority which by its terms names and is applicable to such Credit Party and which is known to us, or (iii) with respect to the Borrower, violate any provision of the Charter Documents.
          5. No consent, approval or authorization of, or filing with, any federal or New York State governmental body or authority is required to be obtained or made by the Credit Parties to authorize, or is otherwise required to be obtained or made by the Credit Parties in connection with, the execution and delivery of the Loan Documents by the Credit Parties which are parties thereto and the incurring and repayment by the Borrower of the borrowings under the Loan Agreement and the guaranteeing by each other Credit Party of such borrowings pursuant to the Loan Documents to which it is a party, other than consents, approvals and authorizations, which have been obtained and are in full force and effect.
          6. The making of the Loans and the application of the proceeds thereof as provided in the Loan Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.
          7. No Credit Party is, and after giving effect to the application of the proceeds of the Loans for the purposes permitted by the Loan Agreement, no Credit Party will then be (solely as a result of such application), required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.
The foregoing opinions are subject to the following exceptions, qualifications and limitations:

July 1, 2011

     A. We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws or except as set forth in opinion paragraph 7, other federal and state securities laws; (ii) except as set forth in opinion paragraph 6, Federal Reserve Board margin regulations; (iii) pension and employee benefit laws, e.g., ERISA; (iv) federal and state antitrust and unfair competition laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (v) federal and state trade laws, including, without limitation, the Exon-Florio Act; (vi) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vii) federal and state environmental laws; (viii) federal and state land use and subdivision laws; (ix) federal and state tax laws; (x) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (xi) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws; (xii) federal and state racketeering laws, e.g., RICO; (xiii) federal and state health care laws and federal and state safety laws, e.g., OSHA; (xiv) federal and state laws concerning aviation, vessels, railways or other means of transportation; (xv) federal and state laws concerning public utilities; (xvi) federal and state labor or employment laws; (xvii) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states including judicial acts, and (C) criminal and civil forfeiture laws; (xviii) federal and state banking and insurance laws; (xix) export, import and customs laws; (xx) anti-terrorism orders, as the same may be renewed, extended, amended or replaced, and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the same, including, without limitation, Executive Order 13224, effective September 24, 2001; (xxi) the USA Patriot Improvement and Reauthorization Act of 2005, its successor statutes and similar statutes in effect from time to time, and the policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; (xxii) federal and state laws concerning bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; and (xxiii) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.
     B. We express no opinion with respect to (i) the truth of the factual representations and warranties contained in the Loan Documents, (ii) the effect of the law of any jurisdiction other than the State of New York which limits the rates of

July 1, 2011

interest legally chargeable or collectible, or (iii) any document or agreement other than the Loan Documents regardless of whether such document or agreement is referred to in the Loan Documents.
     C. We express no opinion with respect to the effect which the introduction of extrinsic evidence as to the meaning of any Loan Document may have on the opinions expressed herein.
     D. We express no opinion as to the effect on our opinions regarding the Loan Documents arising out of the status or activities of, or laws applicable to, the Agent (except to the extent such laws are also applicable to the Credit Parties under federal or New York State law and only as such laws relate to the Credit Parties), the Lenders (except to the extent such laws are also applicable to the Credit Parties under federal or New York State law and only as such laws relate to the Credit Parties) or any other party, if any, to the Loan Documents (other than the Credit Parties under federal or New York State law), and, without limiting the foregoing, we are not expressing any opinion as to the effect of compliance or non-compliance by such parties with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of any of their businesses.
     E. With respect to our opinions set forth in opinion paragraph 1 above, with your permission, we are relying solely and without independent investigation on our review and examination of with respect to the valid existence and good standing of the Borrower, the Good Standing Certificate.
     F. In giving our opinion set forth in opinion paragraph 2 above, with respect to the due execution of the Loan Documents, we have relied solely upon the incumbency and signature certificates referred to above with respect to the identity and signatures of the signatories.
     G. Our opinion set forth in opinion paragraph 3 above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) the effect of public policy considerations, statutes or court decisions which may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

July 1, 2011

     H. No opinion is expressed herein with respect to the validity, binding effect or enforceability of (i) any provision contained in the Loan Documents allowing any party to exercise any remedial rights without notice to any Credit Party; (ii) any waiver of demand or notice by any Credit Party, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, in either case to the extent contained in the Loan Documents; (iii) any provision contained in the Loan Documents purporting to prohibit, restrict or condition the assignment of any agreement or instrument to the extent the same is rendered ineffective by Sections 9-406 through 9-409 of the Uniform Commercial Code as in effect in a relevant jurisdiction; (iv) any provision contained in the Loan Documents purporting to establish evidentiary standards; (v) any provision of the Loan Documents which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to any of the Loan Documents; (vi) any provision of the Loan Documents which purports to entitle the Agent, any Lender or any other Person to specific performance of any provision thereof; (vii) any provision of the Loan Documents which requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person; (viii) any provision of the Loan Documents providing for the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to any Loan Document; (ix) any provision of the Loan Documents that requires waivers or amendments to be in writing insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (x) any provision of the Loan Documents that states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (xi) any liquidated damage or other provision of the Loan Documents that imposes (or is deemed or construed to impose) a penalty or forfeiture; (xii) any provision of the Loan Documents that appoints one party as an attorney-in- fact for an adverse party; (xiii) any provision of the Loan Documents that purports to limit the liability of any party thereto to third parties; (xiv) any provision of the Loan Documents that purports to waive a right to a jury trial in a judicial proceeding; (xv) any provision of the Loan Documents that states that time is of the essence; (xvi) any provision of the Loan Documents that constitutes an agreement to agree; or (xvii) any provision of the Loan Documents that purports to obligate any party to pay, directly or indirectly, interest that has not yet accrued or interest on principal that has been, or is deemed or construed to have been, repaid.

July 1, 2011

     I. No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Loan Documents insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Loan Documents (subject, however, to the extent limited by the Constitution of the United States and by Section 1-105(2) of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Loan Documents.
     J. Our opinions are limited solely to laws and regulations (other than the Excluded Laws) which in our experience are generally applicable to transactions in the nature of those contemplated by the Loan Documents between unregulated parties.
     K. We have assumed that no Lender is subject to Regulation T of the Board of Governors of the Federal Reserve System; and no proceeds of the Loans will be used for any purpose which would violate or be inconsistent with terms of the Loan Agreement.
Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to any law other than (i) the internal laws of the State of New York, (ii) to the extent set forth in opinion paragraph 1 above with respect to the Borrower and in opinion paragraph 3 above with respect to the due authorization and execution by the Borrower of the Loan Documents to which it is a party, and clause (iii) of paragraph 4 above with respect to the Borrower, Illinois Revised Uniform Limited Partnership Act, and (iii) the Federal laws of the United States. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.
This opinion letter is rendered solely to you in connection with the above matter. This opinion letter may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the Notes under the Loan Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.8 of the Loan Agreement, on the condition and understanding that any such reliance shall be subject to the preceding terms and conditions and further, without limitation of any of the foregoing, that (i) this opinion letter speaks only as of the date hereof and shall not be deemed to have been reissued as of any date, (ii) we have no responsibility or obligation to update this opinion letter, (iii) we have no responsibility or obligation to consider the applicability of this opinion letter to any Person other than its original addressees, and (iv) any such reliance by a future

July 1, 2011

assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time. This opinion letter is rendered to you as of the date hereof and is not to be deemed to have been reissued or updated by any subsequent delivery of a copy hereof. Further, we do not undertake to advise you or any other Person with regard to any change after the date hereof in the circumstances or law that may bear on the matters set forth herein and which may bear on the conclusions or other matters expressed in this opinion letter.

Very truly yours,

July 1, 2011
Wells Fargo Bank, National Association,
     as Administrative Agent under the Loan Agreement referred to below
123 N. Wacker Drive, Suite 1900
Chicago, Illinois 60606
Each of the Lenders party to the Loan Agreement referred to below
Re:	Term Loan Agreement dated as of July 1, 2011 (the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), Equity Lifestyle Properties, Inc., a Maryland corporation (“ELP”), the Lenders party thereto (the “Lenders”). Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) and the other parties thereto.
Our File No. 119174.00003
Ladies and Gentlemen:
     We have acted as special counsel to ELP, MHC T1000 Trust, a Maryland real estate investment trust (“T1000”), and MHC Trust, a Maryland real estate investment trust (“MHC”; together with ELP and T1000, each a “Opinion Party” and collectively, the “Opinion Parties”) in connection with the above-referenced Loan Agreement. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.
     This opinion is being delivered at the request of the Opinion Parties pursuant to Section 5.1 of the Loan Agreement.
I. Documents Reviewed and Matters Considered
     In rendering this opinion, we have reviewed executed copies of the following documents each dated, or dated as of, the date hereof (unless otherwise noted):
     (a) the Loan Agreement;
     (b) each of the Notes, if any; and
     (d) the Guaranty made by the Opinion Parties in favor of the Administrative Agent (the “Guaranty”, together with the Loan Agreement, the “Opinion Documents”).

12505 PARK POTOMAC AVENUE, 6TH FLOOR, POTOMAC, MD 20854 T 301.230.5200 F 301.230.2891	| ShulmanRogers.com |

July 1, 2011

     In addition to the foregoing, we have reviewed the (i) articles of incorporation or declarations of trust, as applicable, certified by the Maryland State Department of Assessments and Taxation of each Opinion Party, (ii) the bylaws or trust agreement, as applicable, of each Opinion Party, (iii) the resolutions of the board of directors or trustees of each Opinion Party with respect to the transactions contemplated by the Opinion Documents (items (i) through (iii) above collectively, the “Organizational Documents”), (iv) certificates of public officials concerning the legal existence and good standing of each Opinion Party, (v) certificates of officers or trustees, as applicable, as to factual matters as we deem necessary and appropriate to enable us to render this opinion, and (vi) originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments, and made such further legal and factual examinations, as we have deemed necessary for the purposes of expressing the opinions set forth herein.
II. Definition of “Knowledge”
     In basing the opinions and other matters set forth herein on “our knowledge,” the words “our knowledge” and similar language used herein signify that, in the course of our representation of the Opinion Parties in matters with respect to which we have been engaged by the Opinion Parties as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports, and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The words “our knowledge” and similar language used herein are limited to the knowledge of the lawyers within our firm who are involved in the Loan Agreement.
III. Assumptions
     In reaching the opinions set forth below, we have assumed the following:
     (a) All documents submitted to us as originals are authentic. All documents submitted to us as certified or photostatic copies conform to the original documents. All documents upon which we have relied are accurate and complete. All public records reviewed or relied upon by us or on our behalf are true and complete and remain so as of the date of this letter.
     (b) All signatures on all documents submitted to us for examination are genuine.
     (c) Each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein. The contents of each such certificate are accurate and complete and remain so as of the date of this letter.

July 1, 2011

     (d) Each individual executing any of the Opinion Documents, whether on behalf of such individual or another person, is legally competent to do so.
     (e) The form and content of all Opinion Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Opinion Documents as executed and delivered.
     (f) All representations, warranties, statements and information contained in the Opinion Documents are accurate and complete.
     (g) There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of provision of any of the Documents, by actions or omission of the parties or otherwise.
     (h) Except as set forth in Paragraph IV.5 below, none of the Opinion Parties is subject to any federal, state, or local governmental programs that require governmental consent prior to entering into commercial loan transactions.
     (i) None of the Opinion Parties is engaged in an industry or business activity that is specially regulated by any federal, state, or local governmental entity or agency.
IV. Opinions
     Based on our review of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion, as of the date of this letter, that:
          1. ELP is validly existing as a corporation and in good standing under the laws of the State of Maryland. Each of T1000 and MHC is validly existing as a real estate investment trust and in good standing under the laws of the State of Maryland.
          2. Each Opinion Party has the corporate or trust power and authority to execute and deliver the Opinion Documents to which it is a party and to perform its obligations under each Opinion Document to which it is a party.
          3. The execution, delivery and performance by each Opinion Party of the Opinion Documents to which it is a party, have been duly authorized by all necessary corporate or trust action of such Opinion Party, Each Opinion Party has duly executed and delivered the Opinion Documents to which it is a party.
          4. The execution and delivery by each Opinion Party of the Opinion Documents to which it is a party do not, and if such Opinion Party were now to perform its obligations under such Opinion Document, such performance would not:
               (a) violate the Organizational Documents of such Opinion Party; or

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               (b) violate any (i) existing Maryland state law, rule or regulation that we, in the exercise of customary professional diligence, would reasonably recognize as being applicable to the transactions contemplated by the Opinion Documents, or (ii) order, judgment or decree of any Maryland state court or governmental body or authority which by its terms names and is applicable to such Opinion Party and of which we have knowledge.
          5. To our knowledge, no consent, approval, authorization, or other action by, or filing with, any Governmental Authority of the State of Maryland is required to be obtained or made by the Opinion Parties in connection with (a) the execution, delivery and performance by each Opinion Party of the Opinion Documents to which it is a party, (b) the consummation of the transactions contemplated thereby or (c) the incurrence and repayment of the indebtedness by any Opinion Party under the Opinion Documents to which such Opinion Party is a party, except in each case for those consents, approvals, authorizations, actions and filings which have been obtained.
V. Qualifications
     In addition to the other matters set forth in this letter, the opinions set forth herein are also subject to the following qualifications:
     (i) We express no opinion with respect to the laws and regulations relating to health and safety, labor, employment, employee benefits, or land use and subdivision; Federal Reserve Board margin regulations; antitrust laws of the United States or any state; securities laws of the United States (including the Trust Indenture Act) or any state; or the tax laws of the United States or any state.
     (ii) We express no opinion as to the laws, ordinances, zoning restrictions, rules or regulations of any city, county or other municipality or any other local governmental agency.
     (iii) We express no opinion with respect to any documents defined or referred to in the Opinion Documents, other than the Opinion Documents themselves.
     (iv) We express no opinion as to any consent, approval, authorization, or other action or filing necessary or required for the ongoing operation of the business of any of the Opinion Parties.
     (v) We express no opinion as to any consent, approval, authorization, or other action by, or filing with any county, city or other municipality or any other local government agency.
     (vi) Our opinion in Paragraph IV.5 regarding consents and approvals is based upon our consideration of only those consents, approvals, authorizations, orders, registrations, declarations or filings required under those statutes, rules or regulations of the State of Maryland,

July 1, 2011

if any, that, in our experience, are normally applicable to the transactions of the type contemplated under the Opinion Documents.
VI. Limitations
     (A) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Maryland as currently in effect.
     (B) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.
      (C) The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.
     (D) The opinions expressed in this letter are solely for the use of the Administrative Agent (and its successors and assigns) and the Lenders from time to time party to the Opinion Documents and their successors and assigns and their counsel, and these opinions may not be relied on by any other persons without our prior written approval; provided, however, that this opinion letter may be disclosed by you, without our prior written consent, (i) to your bank examiners and any other governmental authority or self-regulatory body to which you report or to which you are subject to review, (ii) to and by your actual and potential successors and permitted participants and assigns and (iii) as required by law or pursuant to legal process. Successors and assigns (including successor Lenders and successor Administrative Agents) may only rely on these opinions to the extent such reliance is actual and reasonable and is not based on different or changing facts or circumstances

Very truly yours, Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

cc:	Opinion Parties

EXHIBIT K
FORM OF COMPLIANCE CERTIFICATE
                    , 20__

Wells Fargo Bank, National Association
123 N. Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attention: Scott Solis
Telecopy:	(312) 782-0969
Telephone:	(312) 269-4818
Each of the Lenders Party to the Loan Agreement referred to below
Ladies and Gentlemen:
     Reference is made to that certain Term Loan Agreement dated as of July 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among MHC Operating Limited Partnership (the “Borrower”), Equity Lifestyle Properties, Inc. (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Loan Agreement.
     Pursuant to Section 8.3 of the Loan Agreement, the undersigned hereby certifies, in such person’s corporate and not individual capacity, to the Administrative Agent and the Lenders that:
     1. The undersigned is the [Chief Executive Officer][Chief Financial Officer][Vice President-Treasurer] of the Parent.
     2. The undersigned has examined the books and records of the Parent and the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
     3. As of the date of this Compliance Certificate, to the best of my knowledge, information and belief after due inquiry, no Default or Event of Default exists and the Parent, the Borrower and their respective Subsidiaries are in compliance with all applicable covenants under the Loan Agreement. [if such is not the case, specify such Default, Event of Default or covenant non-compliance and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].
     4. Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Parent, the Borrower and their respective Subsidiaries were in compliance with the covenants contained in Sections 9.1. of the Loan Agreement.
     5. Attached hereto as Schedule 2 is a report setting forth a statement of Funds from Operations as of the last day of the [fiscal [quarter/year]].

     6. Attached hereto as Schedule 3 is a report of newly acquired Properties of the Parent, the Borrower and each of the other Subsidiaries, including their Net Operating Income of such Property for the trailing four (4) fiscal quarters ending                     , the cost of acquisition of such Property and the amount, if any, of Indebtedness secured by a Lien on such Property
     7. The representations and warranties of the Borrower and the other Loan Parties contained in the Loan Agreement and the other Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Agreement or the other Loan Documents.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

[INSERT NAME], as [Chief Financial Officer][Chief Executive Officer][Vice President-Treasurer] of Equity Lifestyle Properties, Inc.

Schedule 1
Financial Covenant Compliance
[Calculations to be Attached]

Schedule 2
Funds From Operation
[Report to be Attached]

Schedule 3
New Properties
[Report to be Attached]

K-5